Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

between

VAXART, INC.

and

DYNAVAX TECHNOLOGIES CORPORATION

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

THIS EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), dated as of November 4, 2025 (the “Effective Date”), is entered into by and between VAXART, INC., a Delaware corporation (“Vaxart”), having an address of 170 Harbor Way, Suite 300, South San Francisco, California 94080, and DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation (“Dynavax”), having an address of 2100 Powell Street, Suite 720, Emeryville, California 94608.  Vaxart and Dynavax are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Vaxart is engaged in the development of oral recombinant vaccines based on Vaxart’s VAAST® (Vector-Adjuvant-Antigen Standardized Technology) proprietary oral vaccine platform (the “Vaxart Platform”) and targeting a range of infectious diseases, and is developing, and possesses intellectual property rights and technology directed to, novel prophylactic vaccine candidates using the Vaxart Platform that target SARS-CoV-2, including its oral pill COVID-19 vaccine candidate VXA-CoV2-3.3 (as more fully defined below, the “Vaccine Candidate”);

WHEREAS, Dynavax has experience and expertise in the research, development, manufacture and commercialization of vaccine products; and

WHEREAS, Dynavax and Vaxart desire to enter into this Agreement, pursuant to which, among other things: (a) Vaxart will conduct and complete the ongoing Phase 2b clinical trial of the Vaccine Candidate, otherwise perform its obligations under its Project NextGen/BARDA award and related ATI-RRPV Base Agreement and Project Award Agreement, and conduct additional development and manufacturing activities related to the Vaccine Candidate; and (b) Vaxart will grant to Dynavax an exclusive, worldwide license under certain Vaxart intellectual property rights and technology to develop and commercialize Compounds and Products; in each case, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Vaxart and Dynavax hereby agree as follows:

1.         Definitions

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meanings set forth below or, if not listed below, the meanings designated where first used in this Agreement.

1.1         “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) International Financial Reporting Standards; in each case, as applicable, consistently applied throughout the organization of a particular Entity and its Affiliates.

1.2         “Acquirer” shall mean any Third Party that is a counterparty in any Change of Control transaction and any of such Third Party’s Affiliates as of immediately prior to the consummation of such Change of Control transaction.

1.3         “Act” shall mean, as applicable, the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq.

1.4         “Affiliate” shall mean, with respect to any Entity (including a Party), any other Entity controlled by, controlling, or under common control with such Entity at the time of the determination of affiliation. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an Entity shall mean: (a) direct or indirect ownership of more than 50% of the voting securities, capital stock or other equity interests of such Entity; or (b) possession, directly or indirectly, of the power to direct the management and policies of such Entity, whether through the ownership of voting securities, by contract or otherwise.

1.5         “Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.

1.6         “Applicable Law” shall mean all applicable laws, statutes, code, ordinances, regulations, rules, enforceable guidelines, injunctions, judgments, orders, writs, stipulations, awards, arbitration awards, decrees, constitutions, treaties and other pronouncements having the effect of law, in each case, enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to any Party or such Party’s business, properties or assets, including, as applicable, the Act, Prescription Drug Marketing Act of 1987 (21 U.S.C. §§ 331, 333, 353, 381), the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335(a) et seq.), the U.S. Patent Act (35 U.S.C. § 1 et seq.), the Federal False Claims Act (31 U.S.C. § 3729 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), and Anti-Corruption Laws.

1.7         “ASPR-BARDA Contract” shall mean the ASPR-BARDA Award/Contract dated January 12, 2024, between Vaxart and the U.S. Government through the Department of Health and Human Services (Contract 75A50124C00002).

1.8         “ATI-RRPV Base Agreement” shall mean the agreement between Vaxart and Advanced Technology International, dated as of May 6, 2024, and designated as agreement no. 2024-606.

1.9         “Average Net Selling Price” shall mean, on a Product-by-Product (or Other Active-by-Other Active, as applicable) and country-by-country basis in the Territory, the aggregate Net Sales for such Product (or Other Active, as applicable) in such country divided by the number of units of such Product (or Other Active, as applicable) sold in such country during the applicable reporting period, expressed in the applicable local currency.

1.10         “BARDA Obligations” shall mean Vaxart’s obligations under its Project NextGen/BARDA award and related ATI-RRPV Base Agreement and Project Award Agreement related to the Vaccine Candidate.

1.11         “Biosimilar Product” shall mean, with respect to a Product and on a country-by-country basis in the Territory, a product that (a) is marketed for sale in such country by a Third Party (not directly or indirectly licensed, supplied or otherwise authorized by Dynavax or any of its Affiliates or Sublicensees); and (b) has received Marketing Approval in such country by means of a procedure that relies in whole or in part on the safety and efficacy data contained in the BLA or MAA for such Product submitted by or on behalf of Dynavax or its Affiliate or Sublicensee in such country to establish bioequivalence to such Product.

1.12         “Business Day” shall mean a day other than Saturday, Sunday or any other day on which banking institutions in San Francisco, California, USA, are authorized or required to be closed for business.

1.13         “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.14         “Calendar Year” shall mean any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

1.15         “Change of Control” shall mean, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of 50% or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or business to which the subject matter of this Agreement relates.

1.16         “China” shall mean the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau, and Taiwan.

1.17         “Clinical Trial” shall mean any study in which human subjects are dosed or treated with a pharmaceutical or biological product, whether approved or investigational.

1.18         “CMC” shall mean chemistry, manufacturing and controls.

1.19         “CMC Development” shall mean Development activities related to the CMC of drug substance and drug product intended to ensure the proper identification, quality, purity and strength of the drug, including test method development and stability testing, process development, drug substance development, delivery system development, technology transfer, process validation, process scale-up, formulation development, quality assurance and quality control development.

1.20         “CMO” shall mean a Third Party contract manufacturing organization.

1.21         “Combination Product” shall mean (a) a product that contains a Compound and at least one Other Active in the same therapeutic preparation or formulation, or (b) a Product co‑packaged with at least one Other Active, sold and invoiced as a single unit for a single price in a single package or container. For clarity, the presence of any drug delivery vehicle or excipient in either of the foregoing (clause (a) or (b)) in itself shall not be deemed to create a Combination Product.

1.22         “Commercialization” shall mean any activities directed to marketing, promoting, detailing, distributing, importing, exporting, using, offering to sell or selling a drug or biologic product, including activities directed to obtaining Pricing and Reimbursement Approvals, conducting pre- and post-Regulatory Approval activities and launching and promoting such drug or biologic products in each country, as applicable. When used as a verb, “Commercialize” means to engage in Commercialization activities.

1.23         “Commercialization Approval” shall mean, with respect to a Product and any country or regulatory jurisdiction, receipt of both: (a) Marketing Approval for such Product from the applicable Regulatory Authority in such country or regulatory jurisdiction; and (b) any pricing and reimbursement approvals that are reasonably necessary for Dynavax or its Affiliate or Sublicensee to Commercialize such Product in such country (“Pricing and Reimbursement Approvals”), even if such approvals are not legally required for Dynavax to conduct a launch of such Product in such country.

1.24      “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, diligent, good faith efforts to accomplish such objective that a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion would normally use to accomplish a similar objective under similar circumstances.  With respect to any objective relating to the Development or Commercialization of a Product by a Party, “Commercially Reasonable Efforts” shall mean those efforts and resources normally used by a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion with respect to a product owned or controlled by such Party, or to which such Party has similar rights, which product has similar product characteristics, is of similar market potential and is at a similar stage in its development or life as is such Product, taking into account all relevant scientific, technical, legal, clinical, operational, economic and commercial factors that may affect the Development or Commercialization of a product, including (as applicable): actual and potential issues of safety, efficacy or stability; expected and actual product profile; stage of development or life cycle status; actual and projected Development, regulatory, Manufacturing and Commercialization costs; timelines and budgets; any issues regarding the ability to Manufacture or have Manufactured the product; the likelihood of and timing for obtaining Regulatory Approval or Commercialization Approval; approved labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market, including the expected and actual competitiveness of alternative products in the marketplace; past performance of the product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; and expected and actual proprietary position, strength and duration of patent protection and anticipated regulatory or other exclusivity as such company would normally use to accomplish a similar objective under similar circumstances.  To the extent that [***].

1.25         “Competing Product” shall mean any [***] in the Field.

1.26         “Competing Program” shall mean activities in furtherance of the [***] of a Competing Product.

1.27      “Compound” shall mean any vaccine, including any vaccine candidate, using the Vaxart Platform that is intended for use, or designed for potential use, or under investigation for use, in each case, in the Field, including the Vaccine Candidate.  For clarity, a Compound [***].

1.28         “Confidential Information” of a Party shall mean any confidential or proprietary information provided orally, visually, in writing or other form by or on behalf of such Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement or related to the scientific, regulatory or business affairs or other activities of either Party.

1.29      “Control” (including, with correlative meanings, “Controls” or “Controlled by”) shall mean, with respect to any Know-How, Patent Right, other intellectual property right, material or Confidential Information, possession by a Party (whether by ownership or license or otherwise, other than pursuant to a license or other rights granted to such Party under this Agreement), directly or through an Affiliate of such Party, of the ability to transfer or disclose, or grant a license or sublicense under, such right, material or Confidential Information, as applicable, as provided for herein without violating the terms of any agreement or binding arrangement with any Third Party; provided, however, that any Know-How, Patent Right, other intellectual property right, material or Confidential Information that is owned or licensed by an Acquirer of Vaxart or any Affiliate of such Acquirer (excluding any Affiliate that was an Affiliate of Vaxart prior to a Change of Control and became an Affiliate of such Acquirer as a result of such Change of Control) shall not be deemed to be Controlled by Vaxart for purposes of this Agreement, except to the extent, and only to the extent that, such Know-How, Patent Right, other intellectual property right, material or Confidential Information (i) is actually used by Vaxart, the Acquirer or any of their respective Affiliates in the performance of Vaxart’s obligations under this Agreement with respect to any Compound or Product following the consummation of the Change of Control of Vaxart, (ii) is made, conceived or reduced to practice by the Acquirer or any such Affiliates through the use of the Vaxart Technology or Joint Technology following the consummation of the Change of Control of Vaxart or (iii) was transferred, disclosed or otherwise licensed or sublicensed to Vaxart prior to the consummation of the Change of Control of Vaxart.

1.30         “Cover(s)” (including, with correlative meanings, “Covering” and “Covered”) shall mean, with respect to a Patent Right and a product, invention or technology, that, in the absence of ownership of or a license under such Patent Right, the manufacture, use, sale, offer for sale or importation of such product or the practice of such invention or technology would Infringe one or more claims of such Patent Right.

1.31         “CRO” shall mean a Third Party contract research organization.

1.32         “Data” shall mean any and all results of research, preclinical and non-clinical studies, including in vitro, in vivo, and ex vivo studies, Clinical Trials and other testing of a Compound or Product, and any and all other data generated by or on behalf of a Party related to the Development, Manufacture or Commercialization of a Compound or Product, including biological, chemical, pharmacological, toxicological, safety, pharmacokinetic, clinical, CMC, analytical, quality control, mechanical, software, electronic and other data, results and descriptions.

1.33         “Development” shall mean all research and non-clinical and clinical drug development activities and processes, including toxicology, pharmacology, project management and other non-clinical efforts, formulation development, delivery system development, statistical analysis, Manufacturing development, the performance of Clinical Trials (including the Manufacturing of products for use in Clinical Trials), or other activities reasonably necessary in order to obtain and maintain Marketing Approval of a pharmaceutical or biologic product. When used as a verb, “Develop” shall mean to engage in Development activities.

1.34         “Development Program Activities” shall mean the Development and Manufacturing activities to be conducted by or on behalf of Vaxart under the Development Program.

1.35         “Development Program Term” shall mean the period beginning on the Effective Date and, subject to earlier termination of this Agreement in accordance with Article 12, ending upon the completion of all Development Program Activities and delivery by Vaxart to Dynavax of the deliverables specified in the Development Plan and of the EOP2 Data Package. For clarity, the Parties acknowledge that (a) not all Development Program Activities will necessarily have been completed as of the date of delivery by Vaxart to Dynavax of the EOP2 Data Package or Dynavax’s payment to Vaxart of the Dynavax Election Payment, and (b) subject to earlier termination of this Agreement in accordance with Article 12, the Development Program Term will continue after delivery of the EOP2 Data Package and Dynavax’s payment to Vaxart of the Dynavax Election Payment until completion of all Development Program Activities.

1.36         “Dynavax Housemark” shall mean the corporate name or logo of Dynavax or any of its Affiliates, together with any derivative marks of such name or logo.

1.37         “Dynavax Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Dynavax or its Affiliates.

1.38         “Dynavax Know-How” shall mean Know-How generated by or on behalf of Dynavax or any of its Affiliates in the exercise of the License and Controlled by Dynavax or its Affiliates during the Term that is necessary for, or actually used by Dynavax or any of its Affiliates or Sublicensees in, the Development, Manufacture or Commercialization of any Compound or Product; but excluding any Dynavax Patent and Joint Technology.

1.39         “Dynavax Patent” shall mean any Patent Right Controlled by Dynavax or any Affiliate of Dynavax as of the Effective Date or during the Term that Covers a Dynavax Invention that is necessary for, or actually used by or on behalf of Dynavax or any of its Affiliates or Sublicensees in, the Development, Manufacture or Commercialization of a Compound or Product; but excluding any Joint Patent.

1.40         “Dynavax Technology” shall mean the Dynavax Know-How and the Dynavax Patents.

1.41         “EMA” shall mean the European Medicines Agency or any successor agency thereto in the EU having substantially the same function.

1.42         “Entity” shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.43         “EU” shall mean the European Union, as its membership may be constituted from time to time, and any successor thereto.

1.44         “FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto in the U.S. having substantially the same function.

1.45         “Field” shall mean the prevention and treatment of any or all of: (a) SARS-CoV-2 infection; (b) the respiratory illness caused by SARS-CoV-2 infection, i.e., COVID‑19; (c) the chronic, systemic condition commonly referred to as “Long COVID” that may occur after SARS-CoV-2 infection, including any or all of the post-acute sequelae of SARS-CoV-2 infection and/or COVID‑19; (d) SARS coronavirus infection; (e) the respiratory illness caused by SARS coronavirus infection, i.e., SARS-CoV; (f) MERS coronavirus infection; (g) the respiratory illness caused by MERS coronavirus infection, i.e., Middle East respiratory syndrome, or MERS; (f) infection by any coronavirus other than SARS-CoV-2, SARS coronavirus and MERS coronavirus; and (g) any respiratory illness caused by any such other coronavirus infection. For purposes of this Section 1.45, references to SARS-CoV-2, SARS coronavirus, or MERS coronavirus shall include all variants of SARS-CoV-2, SARS coronavirus, or MERS coronavirus, respectively.

1.46        “Firewall Period” shall mean (a) in respect of an Acquired Competing Product, the period commencing on the date of the consummation of applicable transaction in which Vaxart acquires such Acquired Competing Product and ending on the date that is [***] after the date of the consummation of such acquisition, and (b) in respect of a Change of Control of Vaxart, the period commencing on the date of the consummation of a Change of Control of Vaxart and ending on the expiration or termination of the Term.

1.47         “Firewalls” shall mean reasonable walls and screens (whether technical, physical or procedural) established by Vaxart and any Acquirer of Vaxart, or by Vaxart and any Acquired Entity, as applicable: (a) to ensure that no non-public information or materials (such as lab notebooks, document management systems or other documented or memorialized non-public Know-How) or other non-personnel resources relating to Compounds, Products or non-public Vaxart Know-How (but excluding any Vaxart Know-How relating to the Vaxart Platform) are accessible by personnel of such Acquirer or such Acquired Entity during the applicable Firewall Period; and (b) to ensure that no Confidential Information of Dynavax is accessible by personnel of the Acquirer or Acquired Entity, in each case (clauses (a) and (b)), excluding, solely with respect to an Acquirer of Vaxart, executive management personnel, solely as necessary to review high level information to facilitate the making of managerial decisions across programs.

1.48         “First Commercial Sale” shall mean, with respect to a Product in a country, the first commercial sale in an arm’s-length transaction of such Product to a Third Party or Governmental Authority in such country after Marketing Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country. Sales for Clinical Trial purposes, early access programs, named patient, registration samples or compassionate use shall not constitute a First Commercial Sale. In addition, sales of a Product by and between Dynavax and its Affiliates and Sublicensees for eventual resale to a Third Party shall not constitute a “First Commercial Sale.”

1.49         “Good Clinical Practice” or “GCP” shall mean the current standards for good clinical practice and clinical trials of pharmaceuticals, as set forth in the FDA’s Good Clinical Practice regulations and in the ICH guidelines, in each case, as amended from time to time, and such standards of good clinical practice as are required by the EU and other organizations and Governmental Authorities in countries other than the U.S. in which a pharmaceutical product is intended to be sold, to the extent such standards are not less stringent than U.S. Good Clinical Practice.

1.50         “Good Laboratory Practice” or “GLP” shall mean the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the EU and other organizations and Governmental Authorities in countries in which a pharmaceutical product is intended to be sold, to the extent such standards are not less stringent than U.S. Good Laboratory Practice.

1.51         “Good Manufacturing Practice” or “GMP” shall mean the part of quality assurance that ensures that pharmaceutical products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210, 211 and 610, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable U.S., EU, Canadian and ICH guidance or equivalent laws in other jurisdictions.

1.52         “Governmental Authority” shall mean any applicable government authority, court, tribunal, arbitrator, panel, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.53         “High Risk Market” shall mean [***].

1.54         “IND” shall mean (a) any Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetics Act, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto; or (b) any comparable filing(s) outside the U.S. (such as a clinical trial authorization in the EU) necessary to commence or conduct Clinical Trials, including any amendments thereto.

1.55         “Infringe” (including, with correlative meanings, “Infringed” or “Infringement”) shall mean any infringement as determined by Applicable Law (subject to the immediately following sentence), including direct infringement, contributory infringement or any inducement to infringe. However, in determining whether a claim of a pending patent application would be “Infringed,” such claim shall be treated as if issued as then currently being prosecuted.

1.56         “Insolvency Proceeding” shall mean (a) any voluntary case or proceeding commenced by any Person under any state, federal or foreign law for, or any agreement of such Person to, the entry of an order for relief under the Bankruptcy Code of the United States of America, or any other insolvency, debtor relief or debt adjustment law, (b) any involuntary case or proceeding commenced against a Person under any state, federal or foreign law for the entry of an order for relief under the Bankruptcy Code of the United States of America, or any other insolvency, debtor relief or debt adjustment law, and such involuntary case or proceeding is not dismissed within 90 days after the filing thereof, (c) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for a Person or any part of its property or assets, or (d) the dissolution or liquidation of a Person, or an assignment or trust of a Person or any part of its property or assets for the benefit of creditors.

1.57         “Invention” shall mean any invention, whether or not patented, that is made, conceived, generated or reduced to practice, in whole or in part, by or on behalf of either Party or jointly by or on behalf of the Parties in the course or as a result of the conduct of activities under this Agreement, including the Development Program Activities and the practice of any license granted under this Agreement.

1.58         “Investment Agreements” shall mean: (a) that certain Securities Purchase Agreement between Vaxart and Dynavax dated as of the Effective Date (the “Securities Purchase Agreement”); and (b) the “Transaction Documents” (as such term is defined in the Securities Purchase Agreement).

1.59         “Joint Invention” shall mean any Invention made jointly by, on the one hand, one or more employees, consultants or contractors of Vaxart or any Affiliate of Vaxart, and, on the other hand, one or more employees, consultants or contractors of Dynavax or any of its Affiliates.

1.60         “Joint Patent” shall mean any Patent Right that Covers a Joint Invention.

1.61         “Joint Technology” shall mean Joint Inventions and Joint Patents.

1.62         “Know-How” shall mean commercial, technical, scientific and other information and know-how, including: (a) biological, chemical, pharmacological, toxicological, clinical, nonclinical, preclinical, manufacturing, safety, analytical, quality control and clinical Data; (b) assays; (c) trade secrets; (d) methods; (e) techniques, skills, instructions and formulae; (f) processes and practices; (g) procedures; (h) specifications; (i) sourcing information and (j) inventions; in each case (clauses (a)-(j)), that are not generally known to the public.

1.63         “Major European Countries” shall mean the following [***] (without regard to whether or not any of the foregoing is an EU member state at any given time).

1.64       “Manufacturing” shall mean any activities directed to producing, manufacturing, processing, sourcing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a pharmaceutical or biologic product. When used as a verb, “Manufacture” shall mean to engage in Manufacturing activities.

1.65         “Marketing Approval” shall mean approval of a Marketing Approval Application by the applicable Regulatory Authority.

1.66         “Marketing Approval Application” shall mean: (a) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act (“BLA”) or a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto in the U.S. (“NDA”); (b) an application for authorization to market or sell a pharmaceutical or biological product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., including, with respect to the EU, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure (“MAA”); or (c) with respect to any product for which a BLA, NDA or MAA has been approved by the applicable Regulatory Authority, an application to supplement or amend such BLA, NDA or MAA to expand the approved label for such pharmaceutical or biological product.

1.67         “Material Safety Issue” shall mean the occurrence of any significant safety-related event, incident or circumstance with respect to a Compound or Product that leads a Party to reasonably determine that the continued use of such Compound or Product by patients may result in patients being exposed to a product for which the risks outweigh the benefits. Examples of Material Safety Issues include the issuance of a clinical hold order (or similar requirement or recommendation) by a Regulatory Authority, where the clinical hold is not resolvable in the ordinary course, or an IRB/EC requirement or recommendation to terminate or suspend a Clinical Trial.

1.68         “MNDA” shall mean that certain Mutual Non-Disclosure Agreement between Vaxart and Dynavax dated [***].

1.69      “Net Sales” shall mean, with respect to a Product, the gross amounts invoiced on sales of such Product by Dynavax or its Affiliates or Sublicensees (each, a “Selling Entity”) to a Third Party that is not a Sublicensee in arm’s-length transactions, less the following deductions, determined in accordance with the Selling Entity’s Accounting Standards and standard internal policies and procedures, in each case, consistently applied throughout such Selling Entity to calculate revenue for financial reporting purposes, to the extent actually incurred, allowed, paid, accrued or specifically allocated to sales of such Product:

(a)        [***];

(b)        [***];

(c)        [***];

(d)        [***];

(e)        [***];

(f)        [***]; and

(g)        [***].

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with Dynavax’s, its Affiliate’s or Sublicensee’s (as the case may be) business practices consistently applied across its product lines and its Accounting Standards, consistently applied, and verifiable. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to such Product and other products of Dynavax and its Affiliates and Sublicensees such that such Product does not bear a disproportionate portion of such deductions. In no event will any particular amount identified above be deducted more than once in calculating Net Sales.

Sales of a Product by and between Dynavax and its Affiliates and Sublicensees for eventual resale to Third Parties are not sales to Third Parties and shall be excluded from Net Sales calculations.

In the event that a Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country (for all financial terms pursuant to Article 7) shall be determined by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by [***].  If the Other Active(s) in the Combination Product is not sold separately in such country during the applicable reporting period, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by [***].  If neither the Product nor the Other Active(s) were sold separately in such country during the applicable reporting period, then the respective Average Net Selling Prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product shall be used.  In the event that the Average Net Selling Price of the Product is not available in a given country for any reporting period, then [***].

1.70         “Other Active” shall mean any active pharmaceutical ingredient that is not a Compound or a product containing any such active pharmaceutical ingredient (and not containing a Compound). For clarity, drug delivery vehicles and excipients are hereby deemed not to be “Other Actives.”

1.71         “Patent Rights” shall mean any and all (a) patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations and extensions, restorations or adjustments by existing or future extension, restoration or adjustment mechanisms, including supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued right substantially similar to any of the foregoing, and (f) all U.S. and foreign counterparts of any of the foregoing.

1.72         “Person” shall mean any natural person or Entity.

1.73         “Phase 2b Trial” shall mean the Clinical Trial of the Vaccine Candidate described in Vaxart Clinical Protocol No. NCT 06672055, titled “A Study to evaluate VXA-COV2-3.3 COVID-19 Vaccine against currently approved/authorized mRNA COVID-19 Injectable Booster Vaccine in Adults Previously Immunized against COVID-19 Infection,” as amended from time to time in accordance with this Agreement.

1.74         “Phase 2b Trial Completion Date” shall mean the date of database lock for the Phase 2b Trial.

1.75         “Product” shall mean any product comprising or containing a Compound, in any and all forms, presentations, delivery systems, dosage forms and strengths, and formulations. For the avoidance of doubt, all pharmaceutical preparations containing the same Compound, regardless of the presentation, formulation, and method of dosing thereof, shall constitute the same Product.

1.76         “Product Domain Names” shall mean any and all domain names registered for use in association solely with a Product and the Product Trademarks.

1.77         “Product Trademark” shall mean any Trademark used to Commercialize a Product, but excluding any Dynavax Housemark.

1.78         “Project Award Agreement” shall mean the award agreement between Vaxart and Advanced Technology International, dated as of June 13, 2024, and designated as agreement No. RRPV-24-04-NGVx-003, including all amendments, modifications, revisions and supplements thereto.

1.79         “Regulatory Approval” shall mean, with respect to any product in any jurisdiction, any and all approvals (including INDs, Marketing Approvals and Commercialization Approvals), licenses (including import licenses), registrations and authorizations from any Regulatory Authority that are required under Applicable Law or reasonably necessary for the Development, Manufacture or Commercialization of such product in such jurisdiction for one or more uses, and all amendments and supplements thereto.

1.80         “Regulatory Authority” shall mean any Governmental Authority, including the FDA and EMA, that has authority over the Development, Manufacture or Commercialization of pharmaceutical or biological products in a given jurisdiction in the Territory.

1.81         “Regulatory Documentation” shall mean: (a) all applications for Regulatory Approval (including Marketing Approval Applications); (b) all Regulatory Approvals, including INDs and Marketing Approvals; (c) all supporting documents created for, referenced in, submitted to or received from an applicable Regulatory Authority relating to any of the applications or Regulatory Approvals described in clauses (a) and (b), including drug master files (or any equivalent thereof outside the U.S.), annual reports, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records; and (d) all correspondence made to, made with or received from any Regulatory Authority (including written and electronic mail correspondence and minutes from meetings, discussions or conferences (whether in person or by audio conference or videoconference)).

1.82         “Regulatory Exclusivity” shall mean any exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical or biological product that prevent such Regulatory Authority from granting any Regulatory Approval of a Third Party product that has a composition that is the same as or substantially identical to the composition of such pharmaceutical or biological product, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under Section 351 of the Public Health Service Act, 42 U.S.C. § 262, the Drug Price Competition and Patent Term Restoration Act (21 U.S.C. § 355), the PPACA or in the EU under Directive 2001/83/EC and Regulation (EC) No. 1901/2006 or rights similar thereto in other countries or regulatory jurisdictions. If a Regulatory Authority confers more than one type of exclusivity with respect to a pharmaceutical or biological product in a country or jurisdiction (e.g., the FDA grants both biologic drug reference product exclusivity and pediatric exclusivity with respect to such biological product), “Regulatory Exclusivity” will be deemed to apply to such pharmaceutical or biological product in such country or jurisdiction so long as any exclusivity granted to such pharmaceutical or biological product prevents such Regulatory Authority from granting any regulatory approval of a Third Party product that is a Biosimilar Product.

1.83         “Right of Reference” shall mean: (a) in the U.S., a “right of reference or use,” as such term is defined in 21 C.F.R. 314.3(b); or (b) in any other country or jurisdiction, the equivalent authority to rely upon, and otherwise use, an investigation for the purpose of filing, and conducting a Clinical Trial under, an IND, or obtaining approval of a Marketing Approval Application or Regulatory Approval, including the ability to make available the underlying raw data from the investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.

1.84         “Subcommittee” shall mean the JMC or any other subcommittee established by the JSC pursuant to Section 3.2.

1.85         “Sublicense” shall mean (a) a sublicense under the License or any portion thereof, or (b) a right to market, promote and sell Product in the Field in the Territory.

1.86         “Sublicensee” shall mean (a) any Third Party to which Dynavax (or its Affiliate) grants a Sublicense, or (b) another Third Party to which a Third Party described in the preceding clause (a) grants a further Sublicense.

1.87         “Tax” or “Taxes” shall mean any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

1.88         “Territory” shall mean the entire world.

1.89         “Third Party” shall mean any Person other than a Party or any of its Affiliates.

1.90         “Trademark” shall mean any word, name, symbol, color, designation, or device or any combination thereof, whether registered or unregistered, including any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo or business symbol.

1.91         “U.S.” shall mean the United States of America, including its territories and possessions.

1.92         “U.S. Dollars,” “US$,” or “$” shall mean legal tender in the U.S.

1.93         “Vaccine Candidate” shall mean that certain novel oral pill COVID-19 vaccine candidate using the Vaxart Platform referred to by Vaxart as VXA-CoV2-3.3 that is the investigational new drug described in the Vaccine Candidate IND.

1.94         “Vaccine Candidate IND” shall mean U.S. IND No. 27602.

1.95         “Valid Claim” shall mean a claim of an issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.96         “Vaxart IND” shall mean any IND filed with the FDA or any other Regulatory Authority for any Compound, including the Vaccine Candidate, that is held in the name of Vaxart or any of its Affiliates as of the Effective Date or at any time on or before Dynavax’s payment to Vaxart of the Dynavax Election Payment, including the Vaccine Candidate IND.

1.97         “Vaxart Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Vaxart or any Affiliate of Vaxart.

1.98         “Vaxart Know-How” shall mean Know-How Controlled by Vaxart or any Affiliate of Vaxart as of the Effective Date or during the Term that is necessary or useful for the Development, Manufacture, or Commercialization of a Compound or Product, including any such Know-How related to the use of the Vaxart Platform in a Compound; but excluding any Vaxart Patents and Joint Technology.

1.99         “Vaxart Patent” shall mean any Patent Right Controlled by Vaxart or any Affiliate of Vaxart as of the Effective Date or during the Term that Covers any invention (including any Vaxart Invention) that is necessary or useful for the Development, Manufacture, or Commercialization of a Compound or Product, including any such invention directed to the use of the Vaxart Platform in a Compound. The Vaxart Patents as of the Effective Date include the patents and patent applications set forth on Exhibit A hereto.

1.100       “Vaxart Product-Specific Patents” shall mean all Vaxart Patents, [***].  The Vaxart Product-Specific Patents as of the Effective Date include the patents and patent applications set forth on Exhibit B.

1.101         “Vaxart Technology” shall mean the Vaxart Know-How and the Vaxart Patents. For clarity, the Vaxart Technology shall include the Vaxart Platform.

1.102         Additional Definitions. The definition of each of the following terms is set forth in the section of this Agreement indicated below:

Defined Term	Section
AAA	14.3(a)
AAA Rules	14.3(a)
[***]	6.2(a)
[***]	6.2(b)
[***]	6.2(b)
Agreement	Preamble
Alliance Manager	3.5
Audit	4.5(f)(i)
Audit Observation	4.5(f)(iii)
Audited Site	4.5(f)(i)
Biosimilar Application	9.3(a)
BLA	1.66
CAPA	4.5(f)(iii)
Claim	13.1
Development Plan	4.2(a)
Development Program	4.1
Disclosing Party	10.1
Disputes	14.1
Dynavax	Preamble
Dynavax Election Payment	7.3(b)
Dynavax Indemnitee	13.2
Election Period	4.7(b)
[***]	4.7(b)
Election to Proceed Notice	4.7(b)
Enforcing Party	9.3(e)
EOP2 Data Package	4.7(a)
EOP2 Meeting	2.3(a)(i)
[***]	7.3(a)
Existing Vaxart Product-Specific Patents	11.2(b)
Existing Vaxart Patents	11.2(a)
Indemnified Party	13.3
Indemnifying Party	13.3
Indirect Tax	8.4
Information Request Notice	4.7(b)
Infringement Action	9.3(c)(i)
IRB/EC	4.3
JMC	3.2
JSC	3.1(a)
License	2.1
Losses	13.1
MAA	1.66
Manufacturing Technology Transfer	4.3(b)
Manufacturing Technology Transfer Plan	4.3(b)
NDA	1.66
Party/Parties	Preamble
Patent Certification	9.3(a)

[***]	1.69
Pricing and Reimbursement Approvals	1.23
Product Infringement	9.3(a)
Protocol	14.3(d)
PHSA	9.3(a)
Receiving Party	10.1
Regulatory Audit	4.5(f)(ii)
Regulatory Milestone Event	7.4
Regulatory Milestone Payment	7.4
Remainder	9.3(g)
Representatives	10.1
Royalty Term	7.7
Sales Milestone Event	7.5
Sales Milestone Payment	7.5
SEC	10.5(a)
Securities Purchase Agreement	1.58
Selling Entity	1.69
Senior Executive	3.1(f)
Term	12.1
Third Party Competitive Product	9.3(a)
Transferred IND	5.4(b)(ii)
Upfront Payment	7.1
Vaxart	Preamble
Vaxart Indemnitee	13.1
Vaxart Manufacturing Personnel	4.3(b)(iv)
Vaxart Platform	Recitals

2.         License Grants

2.1         License Grant to Dynavax. Subject to the terms and conditions of this Agreement, Vaxart hereby grants to Dynavax an exclusive (even as to Vaxart), worldwide, royalty-bearing license, including the right to sublicense through multiple tiers in accordance with Section 2.2, under the Vaxart Technology and Vaxart’s interest in Joint Technology, solely to Develop, Manufacture, have Manufactured, use, sell, have sold, offer for sale, import, and otherwise Commercialize Compounds (including the Vaccine Candidate) and Products in the Field in the Territory (the “License”).

2.2         Sublicenses. The License shall include the right to grant Sublicenses through multiple tiers of Sublicense; provided that (a) each such Sublicense shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement, and (b) Dynavax shall be fully responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement and for the performance of Dynavax’s obligations hereunder. Dynavax shall promptly notify Vaxart in writing of the execution of any Sublicense agreement with a Sublicensee; except that Dynavax may freely sublicense its rights under the License to Affiliates, distributors or Third Parties working under Dynavax’s direction or control without notifying Vaxart of any such Sublicense.

2.3         License Grants to Vaxart; Retained Rights.

(a)         Subject to the terms and conditions of this Agreement, Dynavax hereby grants to Vaxart a non-exclusive, royalty-free, fully-paid license, without the right to grant sublicenses (but with the right to delegate or subcontract to Vaxart’s Affiliates or Third Party contractors, subject to Section 2.4), under the Vaxart Technology and Joint Technology, solely to the extent necessary:

(i)         to conduct and complete the Phase 2b Trial and such other Development activities with respect to the Vaccine Candidate as are necessary or advisable to prepare for and conduct an end-of-Phase 2 meeting with the FDA regarding the Vaccine Candidate (the “EOP2 Meeting”) and otherwise to perform Vaxart’s obligations with respect to the Vaccine Candidate under the Development Plan, in each case, during the Development Program Term;

(ii)         to perform Vaxart’s obligations under its ATI‑RRPV Base Agreement and Project Award Agreement for the Vaccine Candidate, each as modified to date, during the term of such agreements;

(iii)       [***] to make and have made the Vaccine Candidate and Product comprising or containing the Vaccine Candidate for use in the conduct of the activities described in Sections 2.3(a)(i) and 2.3(a)(ii); and

(iv)       [***] to develop, make, have made, and use the Vaccine Candidate and Product comprising or containing the Vaccine Candidate as necessary to perform its technology transfer and transition obligations to Dynavax under Section 4.3.

(b)         For clarity, and notwithstanding anything contained herein to the contrary, Vaxart retains all rights to practice, and to grant licenses under, the Vaxart Technology for any and all purposes outside of the Field.

2.4         Use of Affiliates, Contractors and Sublicensees. Each Party may perform any or all of its obligations or exercise any or all of its rights under this Agreement, through one or more of its Affiliates or Third Party contractors, or, in the case of Dynavax and subject to Section 2.2, Sublicensees; provided, in each case, that: (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or contracting; (b) each such Affiliate, Third Party contractor, and, in the case of Dynavax, Sublicensee, undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of the other Party which are at least as stringent as those undertaken by such Party pursuant to Article 10; and (c) each such Affiliate and Third Party contractor of a Party makes a written present assignment, and agrees in writing to assign, to such Party any and all Inventions generated or made by such Affiliate or contractor in the course of performing the delegated or contracted activities, as necessary for such Party to comply with its obligations under Section 9.2(c); provided, further, that such Party shall at all times be fully responsible for the performance of such Affiliate, Third Party contractor or Sublicensee and the compliance of such Affiliate, Third Party contractor or Sublicensee with this Agreement; and provided, further, that Vaxart will obtain Dynavax’s prior written consent (not to be unreasonably withheld, conditioned or delayed) before performing any Development Program Activity through a CMO or CRO other than a CMO or CRO listed on Exhibit E.

2.5         No Implied Licenses. No right or license under any Patent Rights, Know-How or other intellectual property rights or information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

3.         Governance

3.1         Joint Steering Committee.

(a)        Establishment and Composition.  Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) composed of an equal number of (but in no event less than [***]) representatives of each of Vaxart and Dynavax, and each Party shall designate its initial JSC representatives by written notice to the other Party.  Each Party shall be free to change its JSC representatives on written notice to the other Party, provided that each Party shall ensure that, at all times during the existence of the JSC, its representatives on the JSC have appropriate expertise for the then-current stage of Development of Compounds and Products and appropriate seniority (including at least one member of senior management) and have the authority to bind such Party with respect to matters requiring approval of the JSC.

(b)         Responsibilities and Authority. The JSC’s overall responsibility shall be to encourage and facilitate collaboration and communication between the Parties regarding the Development Program and the Manufacturing Technology Transfer, to oversee the Manufacturing Technology Transfer, and to consider and address issues that may arise in the Development Program or the Manufacturing Technology Transfer, as more fully described in this Article 3. The specific responsibilities of the JSC shall be:

(i)         to periodically ([***]) review the Development Plan and, subject to Sections 3.1(e) and 3.1(f), approve updates or amendments thereto from time to time;

(ii)         to provide a forum for review and discussion of the progress and results of Development Program Activities, including Data generated in such activities;

(iii)       to review on a [***] basis the expenditure to date on Development Program Activities, including against Vaxart’s cost estimates as of the Effective Date;

(iv)         to encourage and facilitate ongoing cooperation and communication between the Parties with respect to the Development Program and in planning, and, following Dynavax’s payment to Vaxart of the Dynavax Election Payment, executing the transfer of responsibility for further Development of Compounds and Products to Dynavax upon completion of the Development Program;

(v)         to serve as the principal means (in addition to the reports each Party is obligated to deliver to the other Party pursuant to Section 4.6) by which (A) Vaxart keeps Dynavax reasonably informed regarding the progress and results of Development Program Activities, and (B) the Parties discuss technical or other issues arising in the course of the foregoing activities;

(vi)         to facilitate the Manufacturing Technology Transfer;

(vii)         to establish Subcommittees (in addition to the JMC) as it deems necessary or advisable to further the purposes of the Development Program; and, in each case, to delegate to such Subcommittees such of the JSC’s responsibilities as the JSC deems appropriate, subject to Sections 3.1(f) and 3.3;

(viii)         to resolve disputes referred to it by Subcommittees; and

(ix)         to carry out such other obligations as are expressly delegated to it under this Agreement.

Each Party shall be responsible for ensuring that, at all times, its representatives attending any meeting of the JSC (and any Subcommittee thereof) act reasonably and in good faith in carrying out their respective responsibilities hereunder or, as applicable, in conducting themselves at such meeting.

c)         Meetings.  The JSC shall meet on at least a [***] basis or at such greater frequency as mutually agreed by the Parties during the Development Program Term and for [***] thereafter.  JSC meetings may be conducted in person at times and places to be determined by the JSC members.  Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment.  A reasonable number of additional representatives of a Party may attend meetings of the JSC in a non‑voting capacity.  Each Party shall bear its own expenses of participating in meetings of the JSC.  [***] shall be responsible for chairing JSC meetings.  The chair for a JSC meeting shall set and circulate an agenda for such JSC meeting reasonably in advance thereof, provided that the agenda shall include any matter requested by either Party.  The chair for any JSC meeting shall not have any greater authority than any other representative of either Party on the JSC.

(d)       Minutes.  The JSC chair for a meeting shall be responsible for preparing minutes of such meeting and shall circulate a draft of the minutes of such meeting to all members of the JSC for comments within [***] Business Days after such meeting.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and determinations approved by the JSC at such meeting.  In addition, in the event of discussion at any JSC meeting of any amendment or update to the Development Plan, the applicable document shall be attached to the minutes as an exhibit.  The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JSC meeting or within [***] of the first circulation of the draft minutes, whichever is earlier.

(e)        Decision-Making.  Decisions within the scope of the JSC’s authority shall be made by [***] vote.  The presence of at least one of each Party’s JSC representatives constitutes a quorum for the conduct of business at any JSC meeting, and no vote of the JSC may be taken without a quorum present.  If the JSC is unable to decide or resolve unanimously any matter within the scope of its authority and responsibilities, then such matter shall be resolved in accordance with Section 3.1(f).

(f)        Dispute Resolution.  If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action, then, at the written request of either Party, the issue shall be referred to the Chief Executive Officer of Vaxart and the Chief Executive Officer of Dynavax, or their respective designees with decision-making authority (in each case, such Party’s “Senior Executive”), who shall promptly meet and attempt in good faith to resolve such issue within [***] after such referral.  If the Senior Executives cannot resolve such matter within [***] after the date such matter is first referred to them, then, subject to the remainder of this Section 3.1(f) and to Section 3.3:

(i)         [***] shall have final decision-making authority with respect to any matter relating to [***]; provided, however, that unanimous approval of both Parties’ JSC representatives (without resort to [***]’s final decision-making authority) shall be required:

(1)        [***]; or

(2)        [***];

(ii)        [***] shall have final decision-making authority with respect to [***]; provided, however, that unanimous approval of both Parties’ JSC representatives (without resort to [***]’s final decision-making authority) shall be required to [***]; and

(iii)       in the case of any matter relating to the [***], [***] shall have final decision-making authority on the matter;

in each case, provided, however, that a Party having any final decision-making authority as expressly set forth above in Section 3.1(f)(i), Section 3.1(f)(ii), or Section 3.1(f)(iii) shall give good faith consideration to the other Party’s position and make reasonable efforts to take the other Party’s position into account in making its decision.

(g)         No Arbitration. The Parties intend that all matters within the scope of the JSC’s decision-making authority shall be resolved by the Parties in accordance with Sections 3.1(e) and 3.1(f), and no matter within the scope of the JSC’s authority shall be subject to the dispute resolution mechanisms set forth in Article 14.

3.2       Subcommittees.  Within [***] after the Effective Date, the Parties shall establish a joint manufacturing committee (the “JMC”) (a) to monitor Vaxart’s performance of CMC Development activities with respect to the Vaccine Candidate and related Product during the Development Program Term, (b) to oversee and facilitate Vaxart’s performance of its Manufacturing Technology Transfer support and technical assistance obligations under Section 4.3(b), subject to Sections 3.1(f)(iii) and 3.3, and (c) to share and discuss information related to or resulting from the foregoing activities.  In addition, from time to time, the JSC may establish additional subcommittees to oversee particular projects or activities within the scope of authority of the JSC, as it deems necessary or advisable.  Each Subcommittee shall be composed of an equal number of representatives of each Party as the JSC determines is appropriate from time to time and shall meet with such frequency as the JSC shall determine.  Matters relating to the composition (other than the number of representatives), meetings, minutes, and decision-making and dispute resolution authority of each Subcommittee shall be as set forth in Sections 3.1(a), 3.1(c), 3.1(d) and 3.1(e), respectively, mutatis mutandis.  If, with respect to a matter that is subject to a Subcommittee’s decision-making authority, the Subcommittee cannot reach unanimity, the matter shall be referred to the JSC for resolution.

3.3       Scope of Authority; Exclusions.  Notwithstanding the establishment and existence of the JSC or any Subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JSC nor any Subcommittee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein.  In addition to any other exclusions from or limitations on its authority set forth in this Article 3 or elsewhere in this Agreement, neither the JSC (including [***] in the exercise of its final decision-making authority under Section 3.1(f)) nor any Subcommittee shall have any right or authority:

(a)         to interpret, modify, amend, or waive compliance with any provision of, or any right or remedy under, this Agreement;

(b)         to determine whether or not a Party has complied with any of its obligations under this Agreement;

(c)         to determine any issue in a manner that would conflict with the express terms of this Agreement; or

(d)         to make any decision or approve any matter that is expressly stated to require the mutual written agreement of the Parties or the written consent of one or both Parties.

3.4       Discontinuation of JSC.  The activities to be performed by the JSC shall solely relate to governance and information-sharing under this Agreement, and are not intended to constitute, or involve the delivery of, services.  The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing in writing to disband the JSC; (b) acceptance for filing by the FDA of a U.S. BLA for the Vaccine Candidate filed by Dynavax; or (c) Dynavax’s delivery to Vaxart, at any time after completion of the Manufacturing Technology Transfer to Dynavax’s reasonable satisfaction, of notice that Dynavax elects to disband the JSC.  Upon the occurrence of the first to occur of the foregoing (clause (a), clause (b), or clause (c)), the JSC shall have no further authority or duties under this Agreement; provided, however, that, notwithstanding the foregoing, the JMC shall continue in existence, and continue to perform its responsibilities and functions described in Section 3.2, thereafter until [***].  After the JSC ceases to exist, (i) each Party shall designate a contact person for the exchange of information previously exchanged through the JSC (and, after the JMC ceases to exist, information previously exchanged through the JMC), and (ii) any decisions that are designated under this Agreement as being subject to the review or approval of the JSC shall be made by mutual written agreement of the Parties directly (other than any matter that was subject to the final decision-making authority of [***] under Section 3.1(f) of this Agreement, which shall be decided directly by [***]), subject to the other terms and conditions of this Agreement.

3.5       Alliance Managers.  Within [***] after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative of such Party to act as the primary point of contact for the Parties with responsibility for the smooth functioning of the alliance by creating and maintaining collaborative, efficient, and responsive communications within and between Vaxart and Dynavax (each, an “Alliance Manager”).  A Party may replace its Alliance Manager on written notice to the other Party and may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.  The Alliance Managers shall support alliance governance activities and shall attend all JSC meetings (except as otherwise determined by the JSC) and support their chairperson of the JSC in the discharge of their responsibilities but shall be non-voting participants in such JSC meetings.

3.6       [***].  For purposes of this Section 3.6, [***].

4.         Development Program and Dynavax Election

4.1       Overview.  During the Development Program Term, under the oversight of the JSC and subject to the terms and conditions of this Agreement, Vaxart shall retain sole control of, and have sole responsibility for, (a) the Development of the Vaccine Candidate through the completion of the Phase 2b Trial and the EOP2 Meeting, including the performance of Vaxart’s BARDA Obligations, and (b) the Vaccine Candidate and related Product Manufactured by Vaxart for the Phase 2b Trial (collectively, the “Development Program”).  Notwithstanding the foregoing, during the Development Program Term: (i) Dynavax, in consultation with Vaxart, shall have the right, at Dynavax’s sole expense, to conduct, or have conducted by Third Parties on Dynavax’s behalf, CMC Development and Manufacturing activities with respect to the Vaccine Candidate and related Product (including the right to Manufacture, or have Manufactured, the Vaccine Candidate and related Product) in preparation for future Clinical Trials thereof and for the purpose of generating Data in support of Marketing Approval Applications for the Vaccine Candidate and related Product; and (ii) [***], (2) neither any of the BARDA Obligations nor any other activities for which Vaxart is responsible under the ATI-RRPV Base Agreement and Project Award Agreement shall be subcontracted or delegated to, or performed by, Dynavax, and (3) none of the funding provided to Vaxart pursuant to its Project NextGen/BARDA award, the ATI-RRPV Base Agreement, or the Project Award Agreement will be provided or made available by Vaxart to Dynavax.

4.2         Development Plan.

(a)         The activities to be undertaken by Vaxart as part of the Development Program shall be set forth in a written development plan (the “Development Plan”), which shall describe in reasonable detail the Development Program Activities and shall include a non‑binding estimate of the timeline for conducting the Development Program Activities and a reasonably detailed non-binding budget for the conduct of Development Program Activities over the Development Plan Term, including Vaxart’s good faith estimate of the costs and expenses to be incurred in conducting Development Program Activities and the anticipated timing thereof, broken out by calendar month (the “Development Program Budget”). The initial Development Plan agreed to by the Parties as of the Effective Date is attached hereto as Exhibit C.

(b)         The Development Plan shall be subject to amendment and update from time to time in accordance with Article 3, including amendments and updates to take into account completion, commencement, or cessation of Development Program Activities.

(c)        Vaxart shall use [***] to complete all Development Program Activities in accordance with the timeline set forth in the Development Plan and shall perform all BARDA Obligations in accordance with the terms and conditions of Vaxart’s Project NextGen/BARDA award and related ATI-RRPV Base Agreement and Project Award Agreement related to the Vaccine Candidate.

4.3         Technology Transfer.

(a)        Vaxart Know-How.  As soon as practicable, and in any event within [***] after the Effective Date, and without limiting Vaxart’s obligation to perform the Manufacturing Technology Transfer contemplated by Section 4.3(b), Vaxart shall, at no additional charge to Dynavax, disclose and transfer to Dynavax or its designated Affiliate such existing and available (in recorded form) Vaxart Know-How in the possession or control of Vaxart or any Affiliate of Vaxart as of the Effective Date as may be necessary or useful for Dynavax (i) to exercise the License in accordance with this Agreement, including, without limitation, to Develop and Manufacture, or have Manufactured, the Vaccine Candidate and Products containing or comprising the Vaccine Candidate, including the Vaxart Platform components thereof; (ii) to use and incorporate the Vaxart Platform in Compounds; (iii) to prepare and file INDs and Marketing Approval Applications for Compounds and Product, and to obtain and maintain Commercialization Approvals for Products, in each case, in the Field; and (iv) otherwise exercise Dynavax’s rights and perform Dynavax’s obligations under this Agreement.  On a prompt and regular basis from time to time after such initial delivery of Vaxart Know-How to Dynavax or its designated Affiliate, Vaxart shall disclose and transfer to Dynavax from such additional Vaxart Know-How arising during the Development Program Term as is necessary or useful for the conduct of the activities described in the preceding sentence; provided that Vaxart shall disclose and transfer Vaxart Know-How arising after the Effective Date to Dynavax (A) no later than [***] after the generation or acquisition of such Vaxart Know-How or (B) promptly, and no later than [***], after any reasonable request by Dynavax.  Without limiting the generality of the foregoing, Vaxart shall provide to Dynavax true and complete copies of (1) all written, graphic, or electronic embodiments of Data generated by or on behalf of Vaxart with respect to Compounds and Products promptly (and in any event within [***]) following the first availability thereof, (2) draft and final protocols of each preclinical study and Clinical Trial of any Compound or Product conducted by or on behalf of Vaxart or any of its Affiliates before or after the Effective Date, including any amendment thereto, in each case, promptly (and in any event within [***]) following the first availability thereof, and (3) draft and final reports of all research, preclinical and non-clinical studies, including in vitro, in vivo, and ex vivo studies, Clinical Trials, and other testing (including CMC testing) of any Compound or Product conducted by or on behalf of Vaxart or any of its Affiliates before or after the Effective Date promptly (and in any event within [***]) following the first availability thereof.  In addition to disclosing and transferring Vaxart Know-How to Dynavax in accordance with this Section 4.3(a), Vaxart and its personnel will provide Dynavax with reasonable technical assistance with respect to such Vaxart Know-How, at Dynavax’s reasonable request and at no additional charge to Dynavax, during the Development Program Term and for [***] thereafter.

(b)       Manufacturing Technology Transfer.  Vaxart [***] of Vaxart Technology used by or on behalf of Vaxart in the Manufacture of the Vaccine Candidate and related Product, including transfer of the Manufacturing process for each of the Vaccine Candidate (including the Vaxart Platform components thereof) and related Product (the “Manufacturing Technology Transfer”), and Vaxart shall [***] (as may be updated from time to time by the Parties, the “Manufacturing Technology Transfer Plan”) at [***].  The Manufacturing Technology Transfer Plan:

(i)         shall include, and shall be performed in accordance with, a timeline that Dynavax in good faith determines is necessary for initiation of Manufacture of Phase 3 Trial clinical material of the Vaccine Candidate and related Product;

(ii)        shall include [***] (“Phase 2b Material”), the master batch record for Manufacture of the Phase 2b Material, documentation of all analytical methods used to test the Phase 2b Material for conformity to the applicable specifications, and all Regulatory Documentation submitted or received by Vaxart regarding the Manufacture of the Vaccine Candidate and related Product;

(iii)       shall provide for Vaxart to provide [***]; and

(iv)       shall identify by name in writing those personnel of Vaxart possessing expertise in the Manufacture of the Vaccine Candidate and related Product who will support the Manufacturing Technology Transfer (the “Vaxart Manufacturing Personnel”).  [***]

Notwithstanding any of the foregoing provisions of this Section 4.3(b) to the contrary, [***] after the Effective Date (whether or not the Manufacturing Technology Transfer Plan has yet been prepared or approved), Dynavax may, by written notice to Vaxart, require Vaxart to disclose and transfer to Dynavax or the Dynavax CMO(s) true and complete copies of any or all existing written and electronic documentation in the possession or control of Vaxart or any of its Affiliates relating to the Manufacture of the Vaccine Candidate or related Product, including any or all of the items listed in clause (ii) above in this Section 4.3(b), in which event Vaxart shall disclose and transfer the requested documentation within [***] after Dynavax’s written request therefor.  For clarity, Dynavax shall be responsible for conducting or having conducted all CMC Development for the Vaccine Candidate and related Product after the Effective Date, at Dynavax’s sole cost and expense, but excluding CMC Development of the Vaxart Platform generally or the Vaxart Platform for use or incorporation in compounds that are not Compounds or products that are not Products, for which Vaxart shall be solely responsible at Vaxart’s sole cost and expense.

4.4       Regulatory Matters.  Vaxart shall maintain the open/active status of the Vaccine Candidate IND at all times during the conduct of the Development Program.  Vaxart shall be responsible for all regulatory responsibilities relating to the Vaccine Candidate and Product containing the Vaccine Candidate during the conduct of the Development Program as required by Applicable Law, including safety reporting obligations to Regulatory Authorities, institutional review boards or ethics committees (each, an “IRB/EC”) and investigators, and submission of all other reporting and publication requirements under Applicable Law.  Subject to the terms of this Section 4.3, Vaxart shall have the sole responsibility for, and sole authority with respect to, communications with Regulatory Authorities regarding the Vaccine Candidate and Product containing the Vaccine Candidate during the conduct of the Development Program, provided that Dynavax shall have the right to attend all scheduled meetings between Vaxart and Regulatory Authorities pertaining to the Vaccine Candidate and Product containing the Vaccine Candidate, including the EOP2 Meeting, unless the Parties have agreed otherwise in writing in advance of such meeting.  Vaxart shall provide Dynavax with reasonable advance notice of all scheduled meetings with Regulatory Authorities regarding the Vaccine Candidate or Product containing the Vaccine Candidate and, as available, advance copies of documents relating to such meetings.  In addition, in the event that Vaxart is notified of any material inquiries from Regulatory Authorities that relate to the Vaccine Candidate and Product containing the Vaccine Candidate during the conduct of the Development Program, Vaxart shall promptly (but in no event later than [***] after Vaxart’s receipt of such inquiries) notify Dynavax of such inquiries.  Vaxart will (i) provide Dynavax for review and comment at least [***] in advance of any deadline for comments (or if any Regulatory Authority deadline is sooner, as reasonably in advance as possible), copies of all Regulatory Documentation with respect to the Vaccine Candidate or Product containing the Vaccine Candidate to be submitted by or on behalf of Vaxart prior to the relevant submission during the Development Program Term; (ii) incorporate reasonable comments thereto provided by Dynavax; and (iii) promptly notify and provide Dynavax any Regulatory Documentation received from any Regulatory Authority with respect to the Vaccine Candidate or Product containing the Vaccine Candidate.

4.5         Performance Standards; Compliance. Vaxart shall perform the Development Program Activities in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects. Without limiting the generality of the foregoing:

(a)         Notifications. Vaxart shall notify Dynavax immediately in the event that it becomes aware of any of the following with respect to the Phase 2b Trial or any other Clinical Trial of the Vaccine Candidate: (i) changes that may be required by any Regulatory Authority; (ii) any safety or technical issue; (iii) an expected or actual delay, or any issue that may reasonably be expected to give rise to a delay; (iv) any stop work order issued by any Governmental Authority with respect to the Phase 2b Trial or any termination, reduction, or other change in status of the funding of the Phase 2b Trial by the U.S. Biomedical Advanced Research and Development Authority, pursuant to the ATI-RRPV Base Agreement and Project Award Agreement; or (v) any other substantive issue. Following receipt of notice of any such event, the Parties shall promptly meet to discuss the circumstance and Vaxart shall inform the Dynavax of its intended action plan to remedy (where possible) the issue or mitigate the delay risk to the Development Program. In determining an action plan, each Party shall take the other Party’s comments into consideration in good faith.

(b)       Clinical Data.  Vaxart shall disclose to Dynavax in writing all Data generated in the Phase 2b Trial or any other Clinical Trial of the Vaccine Candidate, including safety data, data related to the sentinel cohort, topline data, and final data, in each case, promptly (and in any event within [***]) following the first availability thereof.

(c)         Informed Consent and Patient Authorization. In connection with the Phase 2b Trial and any other Clinical Trial of the Vaccine Candidate, Vaxart shall be responsible for obtaining all (i) informed consent documents, which shall have been approved by the IRB/EC, signed by or on behalf of each human study subject prior to the subject’s participation in the Phase 2b Trial; and (ii) HIPAA patient authorizations signed by or on behalf of each human study subject, as described in 45 C.F.R. Part 164 (or for sites outside of the U.S., the foreign equivalent), which authorizations shall contain such provisions as are necessary for Dynavax to have access to patient data to the extent reasonably necessary to exercise its rights and fulfill its obligations hereunder and as allowed under Applicable Law.

(d)         Clinical Study Registration and Results Reporting. Vaxart shall be responsible for registering the Phase 2b Trial and each other Clinical Trial of the Vaccine Candidate contemplated by the Development Plan and conducted by or on behalf of Vaxart during the Development Program Term in the appropriate clinical study registry and reporting the results thereof as may be required under Applicable Law.

(e)         Samples. Vaxart shall accept, to the extent permitted by Applicable Law, responsibility for the retention of documentation and storage of samples of Vaccine Candidate and Product used in the Phase 2b Trial and each other Clinical Trial of the Vaccine Candidate contemplated by the Development Plan and conducted by or on behalf of Vaxart during the Development Program Term according to Applicable Law.

(f)         Audits.

(i)         Co-Audits.  Any facility or site at which Vaxart conducts, or has conducted by a Third Party, any Development Program Activity shall be referred to herein as an “Audited Site”.  Vaxart shall permit Dynavax, at Dynavax’s own expense, upon reasonable (but in no event less than [***]’) written notice to Vaxart, and during normal business hours, to accompany Vaxart to inspect the Audited Site and any records relating to Development Program Activity conducted by the Audited Site to verify Vaxart’s compliance with Applicable Law in carrying out its obligations under this Agreement (each, an “Audit”).  Each Audit of an Audited Site may be conducted no more frequently than once every year without cause, and more frequently in the event of a “for cause” Audit.  Dynavax shall execute any such confidentiality or other agreements as may be reasonably required by each Audited Site as a condition precedent to the Parties’ conduct of the Audit.

(ii)        Audits by Regulatory Authorities.  Vaxart shall inform Dynavax within [***] following its receipt of notice of an inspection of an Audited Site of Vaxart (including Vaxart itself) by a Regulatory Authority that relates to any Development Program Activity conducted at such Audited Site (“Regulatory Audit”).  Each Party shall cooperate in good faith with the Regulatory Authority during a Regulatory Audit of Vaxart.  Vaxart shall provide [***] updates to Dynavax regarding its knowledge of the status of a Regulatory Audit and, to the extent not prohibited by Applicable Law, provide to Dynavax any materials received by Vaxart from the Regulatory Authority or an Audited Site in relation thereto.

(iii)         Audit Observations. Vaxart shall provide Dynavax with written information received by Vaxart regarding results of an Audit or Regulatory Audit that relate to or impact any Development Program Activity conducted by such Audited Site (each, an “Audit Observation”). Vaxart shall provide the other Party an opportunity to review and comment on proposed corrective and preventative actions (“CAPA”) for Audit Observations of Vaxart (as the Audited Site), which Vaxart shall consider in good faith. Vaxart shall also provide the other Party with a copy of any proposed CAPA for Audit Observations received by Vaxart from an Audited Site, and allow the other Party to review and comment on such CAPA to the same extent as Vaxart. Vaxart shall use Commercially Reasonable Efforts to implement any such CAPAs pertaining to Vaxart (as the Audited Site) and shall provide information received by such Party from an Audited Site regarding the status of such CAPAs at such Audited Site. Notwithstanding the foregoing, Vaxart’s obligations related to Regulatory Audits in this Section 4.5(f) shall be limited to the extent the performance of such obligations is prohibited by Applicable Law or to the extent necessary to allow Vaxart to timely comply with Applicable Law.

4.6         Reports. During the existence of the JSC, Vaxart shall provide updates on its progress with respect to the Development Program Activities and a summary of the Data and results from such activities at each meeting of the JSC. During the existence of the JMC, Vaxart shall provide updates on its progress with respect to Development Program Activities related to manufacturing and a summary of the Data and results from such activities at each meeting of the JMC.

4.7         Delivery and Evaluation of EOP2 Data Package.

(a)        Delivery of EOP2 Data Package.  Vaxart shall prepare and deliver to Dynavax: (i) as promptly as practicable following the Phase 2b Trial Completion Date, a complete data package for the Vaccine Candidate, including the Data from the Phase 2b Trial, all related correspondence with the FDA, and additional data and information as further described in Exhibit D; and (ii) within [***] after Vaxart’s receipt of the minutes from the EOP2 Meeting, a true and complete copy of such minutes (clauses (i) and (ii), collectively, the “EOP2 Data Package”). For clarity, delivery of the EOP2 Data Package to Dynavax shall not relieve Vaxart of its obligations with regard to Development Program Activities to be conducted or completed after the Phase 2b Trial Completion Date during the Development Program Term or its obligations under Section 4.3.

(b)       Evaluation of Data Package; Decision to Proceed to Further Clinical Development.  Within [***] after Dynavax’s receipt of the EOP2 Data Package, the JSC (together with, if necessary, appropriate Vaxart representative(s) with relevant knowledge and information regarding the Development Program Activities and the Vaccine Candidate but who are not JSC members) shall meet to discuss the EOP2 Data Package, to determine whether any document or information described in Section 4.7(a) is missing from the EOP2 Data Package delivered to Dynavax (in which case, Vaxart shall promptly deliver the same to Dynavax), and to discuss the results from the Phase 2b Trial.  The Parties acknowledge that the decision for Dynavax to assume responsibility for continued clinical Development of the Vaccine Candidate shall be made solely by Dynavax in its absolute discretion; provided, however, that Dynavax shall communicate such decision to Vaxart in writing (the “Election to Proceed Notice”) no later than [***] after, as applicable, (i) [***] or (ii) [***] (such Business Day, in each case (clause (i) or clause (ii)), the “Election Period Commencement Date”, and the [***] period commencing on the Election Period Commencement Date, the “Election Period”); provided, however, that [***], and, for the avoidance of doubt, [***].  Without limiting the generality of the foregoing, at any time following Dynavax’s receipt of the EOP2 Data Package and the date which is [***] prior to the end of the Election Period, Dynavax may provide Vaxart with one or more written notices requesting information with respect to the Development Program and the Vaccine Candidate that is available as of the Phase 2b Trial Completion Date but has not previously been provided to Dynavax or the JSC or JMC, or requesting a discussion with Vaxart representative(s) who have the relevant knowledge and information regarding such Development Program and Vaccine Candidate (each, an “Information Request Notice”).  Vaxart will provide such information or hold such discussion as promptly as practicable, provided that Vaxart will provide any information reasonably accessible to or Controlled by Vaxart and hold any such discussion regarding such information no later than [***] following receipt of such Information Request Notice but in any event no later than [***] prior to expiration of the Election Period.  If the Election Period expires without Dynavax having delivered to Vaxart an Election to Proceed Notice, then, provided that Vaxart has timely responded to all Information Request Notices, upon the expiration of such Election Period (or upon such earlier date as Dynavax notifies Vaxart in writing that Dynavax does not intend to deliver an Election to Proceed Notice), (A) Vaxart shall have the right to terminate this Agreement immediately upon written notice to Dynavax, pursuant to Section 12.4 and (B) the License granted to Dynavax under this Agreement shall terminate.

4.8         Records. Vaxart shall prepare and maintain, or cause to be prepared and maintained, complete and accurate records of all Development Program Activities, including all Data, results and information arising therefrom and any Invention made in whole or in part by or on behalf of Vaxart in connection therewith. All such records shall be prepared and maintained in conformity with standard pharmaceutical and biotechnology industry practices and in sufficient detail appropriate for patent and regulatory purposes. Upon reasonable prior written notice, Vaxart shall permit the Dynavax to review such records (including, to the extent permitted by Applicable Law related to data privacy, the clinical study reports and case report forms) to the extent reasonably required for the performance of Dynavax’s obligations or the exercise of the Dynavax’s rights under this Agreement. Dynavax shall maintain such records of Vaxart and the information contained therein in confidence in accordance with Article 10 hereof and shall not use such records or information except to the extent permitted by this Agreement.

4.9         Material Safety Issues. If, during the Development Program Term, either Party determines that there is a Material Safety Issue, such Party shall promptly notify the other Party, and the JSC shall promptly meet to discuss such Material Safety Issue. In the event of a Material Safety Issue that arises prior to Dynavax’s payment to Vaxart of the Dynavax Election Payment and the assignment by Vaxart to Dynavax of the Vaccine Candidate IND, Vaxart may suspend or delay any Development Program Activity to the extent such activity is affected by such Material Safety Issue, and shall, to the extent required, take all actions as may be required by Applicable Law (e.g., regulatory reporting) and such other actions as Vaxart determines are appropriate to address such Material Safety Issue. In the event of a Material Safety Issue that arises after Dynavax’s payment to Vaxart of the Dynavax Election Payment and the assignment by Vaxart to Dynavax of the Vaccine Candidate IND, Dynavax may require the suspension or delay of any Development Program Activity to the extent such activity is affected by such Material Safety Issue, and shall, to the extent required, take all actions as may be required by Applicable Law and such other actions as Dynavax determines are appropriate to address such Material Safety Issue.

5.         Development and Commercialization Following Election

5.1         Responsibility. From and after Dynavax’s payment to Vaxart of the Dynavax Election Payment, Dynavax shall be solely responsible for the Development, Manufacture and Commercialization of Compounds and Products in the Field in the Territory, all at Dynavax’s sole expense, provided that Vaxart shall perform: (a) its obligations under Sections 4.3(a), 4.4, 4.5, 4.6, 4.8, and 5.4 at no cost to Dynavax; and (b) its obligations under Section 4.3(b) at no cost to Dynavax, except as expressly set forth in the Manufacturing Technology Transfer Plan.

5.2       Diligence.  During the Term, after Dynavax’s payment to Vaxart of the Dynavax Election Payment, Dynavax (itself and through its Affiliates and Sublicensees) shall use Commercially Reasonable Efforts to [***].

5.3         Compliance. Dynavax shall conduct, and require its Affiliates, Third Party contractors and Sublicensees to conduct, all activities contemplated by this Article 5 in compliance with all Applicable Law, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.

5.4         Regulatory.

(a)         Dynavax Responsibility. Without limiting the generality of Section 5.1, after Dynavax’s payment to Vaxart of the Dynavax Election Payment, Dynavax shall be solely responsible for preparing and submitting all INDs and Marketing Approval Applications, and obtaining and maintaining all Regulatory Approvals, for Compounds and Products in the Field in the Territory, at Dynavax’s sole expense. All of such submissions and Regulatory Approvals shall be in the name of, and owned by, Dynavax (or its Affiliate or Sublicensee, as applicable).

(b)         Rights of Reference; Transfer of Regulatory Documentation.

(i)         Drug Master Files.  In the event Vaxart or its Affiliate maintains a drug master file related to a Compound or Product, Vaxart hereby grants to Dynavax Rights of Reference thereto, and the right to access and copy all information and data included in such drug master file, to the extent necessary or reasonably useful for the purposes of (A) filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Dynavax of Clinical Trials of such Compound or Product in the Field in the Territory, (B) filing MAAs and obtaining Marketing Approvals for Compounds and Products in the Field in the Territory, and (C) Developing, Manufacturing and Commercializing Compounds and Products in the Field in the Territory.  Vaxart shall, promptly upon (and in any event within [***] after) request of Dynavax, file with applicable Regulatory Authorities such letters of authorization, access or cross-reference as may be necessary to accomplish the intent of this Section 5.4(b)(i), provided that, except as contemplated by the Development Plan or mutually agreed by the Parties in writing, Dynavax shall not file any IND or MAA for a Compound or Product that references or relies upon any such drug master file or related letter of authorization, access or cross-reference prior to Dynavax’s payment to Vaxart of the Dynavax Election Payment.

(ii)         INDs, Marketing Approval Applications and Regulatory Approvals.

(1)         During the period prior to any assignment and transfer to Dynavax of any Vaxart IND and related Regulatory Documentation pursuant to Section 5.4(b)(ii)(2), Vaxart hereby grants to Dynavax Rights of Reference to such Vaxart IND and related Regulatory Documentation, solely to the extent necessary or reasonably useful for the purposes of, after Dynavax’s delivery to Vaxart of an Election to Proceed Notice in accordance with Section 4.7(b), filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Dynavax of Clinical Trials of Compound or Product in the Field in the Territory.

(2)        Promptly (and in any event within [***]) following Dynavax’s payment to Vaxart of the Dynavax Election Payment: (A) Vaxart will assign and transfer to Dynavax each Vaxart IND (such transferred IND, the “Transferred IND”) and provide copies of all related Regulatory Documentation not previously provided to Dynavax.

(3)        Vaxart shall, promptly upon (and in any event within [***] after) request of Dynavax, file with applicable Regulatory Authorities such letters of authorization, access or cross-reference as may be necessary to accomplish the intent of this Section 5.4(b)(ii).

(4)         For clarity, Vaxart shall have the right to retain a copy of any Transferred IND, provided that, upon assignment and transfer to Dynavax of a Transferred IND, such Transferred IND shall become the Confidential Information of Dynavax.

(c)         Global Safety Database. Vaxart shall retain global safety reporting obligations for the Vaccine Candidate or Product containing Vaccine Candidate as required by Applicable Law during the Development Program Term. After completion of the Development Program, Dynavax shall establish a global safety database for each Compound or Product, as applicable, and shall maintain such safety database in accordance with Applicable Law. In a timeframe to be agreed upon by the Parties, Vaxart shall disclose all safety information arising from the performance of the Phase 2b Trial to Dynavax for inclusion in the global safety database.

5.5         Records. Dynavax shall prepare and maintain, or cause to be prepared and maintained, complete and accurate records of all activities conducted by or on behalf of Dynavax pursuant to this Article 5, including all Data, results and information arising therefrom and any Invention made in whole or in part by or on behalf of Dynavax in connection therewith. All such records shall be prepared and maintained in conformity with Dynavax’s standard practices and in sufficient detail appropriate for patent and regulatory purposes.

5.6         Manufacturing. From and after payment of the Dynavax Election Payment, Dynavax shall have the sole right and authority, at its sole cost and expense, to Manufacture, or have Manufactured, clinical and commercial supplies of Compounds and Products for use in the Field.

6.         Exclusivity

6.1       Exclusivity Covenant.  Subject to Section 6.2. during the Term, Vaxart, on behalf of itself and its Affiliates, covenants that neither Vaxart nor any of Affiliates shall, directly or indirectly, independently, or for, with or through any Third Party, (a) conduct or participate in a Competing Program, (b) grant any right, including by assignment of or granting of a license or covenant not to sue under any intellectual property rights, that would have the effect of enabling a Third Party to [***] any Competing Product, or (c) otherwise enable any Third Party to conduct or participate in a Competing Program, in each case (clauses (a)-(c)), except in the performance of Vaxart’s obligations under, and in accordance with, this Agreement.

6.2         Exceptions.

(a)         [***].

(b)         [***].  If, after the Effective Date and during the Term, [***], then [***]:

(i)         [***]; or

(ii)        [***].

In the event of [***], (1) [***], and (2) [***], (A) [***], and (B) [***].

6.3         Enforceability. Vaxart acknowledges and agrees that (a) this Article 6 has been negotiated by the Parties, (b) the limitations on activities set forth in this Article 6 are reasonable, valid, and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Compounds and Products and (c) Dynavax would not have entered into this Agreement without the protection afforded it by this Article 6. Dynavax and Vaxart believe that the restrictive covenants in this Article 6 are valid and enforceable and it is the desire and intent of the Parties that the restrictive covenants contained in this Article 6 be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. However, if any such restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, and such amendment shall apply only with respect to the operation of such provision of this Article 6 in the particular jurisdiction in which such declaration is made. In furtherance of the foregoing, the court or competition authority is hereby requested and authorized by the Parties to revise this Article 6 to include the maximum restrictions allowable under Applicable Law in the applicable jurisdiction.

6.4         Other Activities. Except as expressly provided in this Article 6, Vaxart may engage in research, Development, Manufacturing, Commercialization or other exploitation activities that utilize technologies similar to or involve compounds, biologics or products similar to those contemplated by this Agreement. Except as expressly provided in this Agreement (including as provided in this Article 6), nothing in this Agreement, including any restriction on the use of Confidential Information, shall impose on Vaxart any obligation not to research, Develop, Manufacture, Commercialize or otherwise exploit any product.

7.         Financial Terms

7.1         Upfront Payment. Within [***] following the Effective Date, Dynavax shall pay to Vaxart a non-refundable, non-creditable upfront payment in the amount of $25,000,000 (the “Upfront Payment”).

7.2         Common Stock Purchase. On the Effective Date, the Parties would enter into the Investment Agreements, pursuant to which Vaxart will issue and sell to Dynavax, and Dynavax will purchase, $5,000,000 of Vaxart common stock, on the terms and subject to the conditions set forth in the Investment Agreements.

7.3         [***] Dynavax Election Payment.

(a)         [***]:

(i)         [***].

(ii)        [***].

In the event that Dynavax delivers an Election to Proceed Notice to Vaxart, [***]. In the event that Dynavax does not [***].

(b)         Dynavax Election Payment. If Dynavax delivers to Vaxart an Election to Proceed Notice prior to the expiration of the Election Period, then Dynavax shall pay to Vaxart a non-refundable, non-creditable payment of $50,000,000, [***] (the “Dynavax Election Payment”), within [***] after such delivery; provided, however, that [***].

7.4         Regulatory Milestone Payments. Within [***] following the first achievement (whether by Dynavax, its Affiliate or a Sublicensee) of each of the milestone events set forth in the table below (each, a “Regulatory Milestone Event”), Dynavax shall provide Vaxart with written notice of such achievement and shall pay to Vaxart the corresponding one-time, non‑refundable, non‑creditable milestone payment set forth in such table (each, a “Regulatory Milestone Payment”) within [***].

No.	Milestone Event	Milestone Payment
1	[***]	US$[***]
2	[***]	US$[***]
3	[***]	US$[***]
4	[***]	US$[***]
5	[***]	US$[***]

Each Regulatory Milestone Payment shall be payable only one time, for the first achievement of the applicable Regulatory Milestone Event, regardless of the number of Products that may achieve such Regulatory Milestone Event. Accordingly, the maximum amount payable pursuant to this Section 7.4 shall be $195,000,000. For avoidance of doubt, [***].

7.5         Sales Milestone Payments. The first time that aggregate Net Sales of all Products in a single Calendar Year by Dynavax, its Affiliates and Sublicensees in the Territory equal or exceed the amounts set forth in the following table (each, a “Sales Milestone Event”), Dynavax shall pay to Vaxart the corresponding one-time, non‑refundable, non‑creditable milestone payment set forth in the table below (each, a “Sales Milestone Payment”) within [***] after the end of the Calendar Quarter in such Calendar Year in which such Sales Milestone Event is achieved in accordance with Section 8.1.

Milestone Event	Milestone Payment
First Calendar Year in which aggregate annual Net Sales of all Products in the Territory equal or exceed US$[***] in such Calendar Year	US$[***]
First Calendar Year in which aggregate annual Net Sales of all Products in the Territory equal or exceed US$[***] in such Calendar Year	US$[***]
First Calendar Year in which aggregate annual Net Sales of all Products in the Territory equal or exceed US$[***] in such Calendar Year	US$[***]
First Calendar Year in which aggregate annual Net Sales of all Products in the Territory equal or exceed US$[***] in such Calendar Year	US$[***]
First Calendar Year in which aggregate annual Net Sales of all Products in the Territory equal or exceed US$[***] in such Calendar Year	US$[***]
First Calendar Year in which aggregate annual Net Sales of all Products in the Territory equal or exceed US$[***] in such Calendar Year	US$[***]

Each Sales Milestone Payment shall be payable only one time, for the first Calendar Year in which aggregate Net Sales of all Products in the Territory for such Calendar Year exceed the specified amount. Accordingly, the maximum amount payable pursuant to this Section 7.5 shall be US$425,000,000. If multiple Sales Milestone Events are first achieved in a single Calendar Quarter during the same Calendar Year, the Sales Milestone Payments corresponding to all of such achieved Sales Milestone Events shall be payable within [***] after the end of such Calendar Quarter in accordance with Section 8.1.

7.6         Royalties. Subject to Sections 7.8, 7.9, 7.10 and 7.11 below, on a Product-by-Product and country-by-country basis, Dynavax shall pay to Vaxart tiered royalties on aggregate annual Net Sales of each Product by Dynavax, its Affiliates and Sublicensees in the Territory in each Calendar Year at the royalty rates set forth in the table below:

Aggregate Annual Net Sales of Each Product in the Territory	Royalty Rate
On that portion of aggregate annual Net Sales of each Product by Dynavax, its Affiliates and Sublicensees in the Territory in a Calendar Year that is less than or equal to US$[***]	[***]%

On that portion of aggregate annual Net Sales of such Product by Dynavax, its Affiliates and Sublicensees in the Territory in a Calendar Year that is greater than US$[***] and less than or equal to US$[***]

[***]%
On that portion of aggregate annual Net Sales of such Product by Dynavax, its Affiliates and Sublicensees in the Territory in a Calendar Year that is greater than US$[***]	[***]%

7.7         Royalty Term. Royalties under Section 7.6 shall be payable, on a Product-by-Product basis, with respect to a Product in a country from the First Commercial Sale of such Product in such country until [***]: [***] (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, the License with respect to such Product in such country shall become royalty-free, fully-paid, irrevocable and perpetual.

7.8         Reduction for No Valid Claim or Biosimilar Competition.

(a)         No Valid Claim. On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Claim of a Vaxart Patent or Joint Patent in such country Covers (i) the composition of matter of the Compound incorporated in such Product or (ii) any method of use of such Compound for an indication within the Field for which such Product has received Marketing Approval in such country, the royalties that would otherwise be payable to Vaxart under Section 7.6 with respect to Net Sales of such Product in such country shall be reduced by [***]%, subject to the application of the royalty floor under Section 7.11.

(b)         Biosimilar Competition. On a Product-by-Product and country-by-country basis, (i) upon the first sale in a country of the Territory of a Biosimilar Product with respect to a Product being sold by Vaxart or any other Selling Entity in such country during the Royalty Term for such Product in such country, the royalties due Vaxart under Section 7.6 with respect to Net Sales of such Product in such country shall immediately be reduced to [***]% of the amount otherwise payable; and (ii) if, after the Calendar Quarter during which the first sale of a Biosimilar Product for such Product in such country occurred, Net Sales of such Product in such country during the applicable Royalty Term [***] are less than [***]% of Net Sales of such Product in such country during the Calendar Quarter immediately preceding the Calendar Quarter during which the first sale of a Biosimilar Product for such Product in such country occurred, the royalties due Vaxart under Section 7.6 with respect to Net Sales of such Product in such country shall be reduced to [***]% of the amount otherwise payable; in each case of the foregoing clauses (i) and (ii), for such applicable Calendar Quarter and each subsequent Calendar Quarter during the Royalty Term.

7.9         Third Party Payments. Subject to Section 7.11, in the event that Dynavax or its Affiliate or Sublicensee (as applicable) obtains one or more licenses under Patent Rights of Third Parties (excluding Sublicensees) that Cover, or are reasonably necessary or useful to make, use or sell, the Compound contained in a Product sold in a country (“Third Party Licenses”), then Dynavax may credit against the royalties payable by Dynavax to Vaxart with respect to Net Sales of such Product in such country for a Calendar Quarter [***]% of the royalties actually paid by Dynavax or such Affiliate or Sublicensee (as applicable) under such Third Party Licenses with respect to sales of such Product in such country for such Calendar Quarter; provided, however, that in no event will the royalties payable by Dynavax to Vaxart hereunder with respect to Net Sales of such Product in such country for such Calendar Quarter be reduced pursuant to this Section 7.9 by more than [***]% as a result of any and all such credits in the aggregate, [***]; and provided, further, that [***].

7.10         [***].

7.11         [***].

8.         Payment; Reports; Audits

8.1         Payment; Reports. Commencing with the First Commercial Sale of a Product by Dynavax or its Affiliates or Sublicensees, royalties shall be due and payable [***] after the end of each Calendar Quarter in which royalties are applicable. Each payment shall be accompanied with a report setting forth, on a Product-by-Product and country-by-country basis, the Net Sales of Products during such Calendar Quarter, the applicable royalty rate, the calculation and amount of the royalties due on such Net Sales (including the details of any Combination Product adjustment to such Net Sales and any reductions or offsets applied pursuant to Section 7.8 or Section 7.9) and the exchange rates used in calculating such royalties. All reports delivered by Dynavax under this Section 8.1 shall be Confidential Information of Dynavax.

8.2         Exchange Rate. All invoice and payment amounts specified in this Agreement are expressed in U.S. Dollars, and all payments by Dynavax to Vaxart under this Agreement shall be paid in U.S. Dollars. When conversion of any amount invoiced, received, paid, incurred, or otherwise denominated in any foreign currency into U.S. Dollars is required for purposes of calculating amounts payable hereunder, such conversion shall be made at the rate of exchange for such currency used throughout Dynavax’s accounting system for financial reporting purposes for the Calendar Quarter for which payment is due.

8.3         Income Tax Withholding. The amounts payable by Dynavax to Vaxart to this Agreement will be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Vaxart shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from payments by Dynavax and remitted by Dynavax) levied on account of, or measured in whole or in part by reference to, any payments it receives from Dynavax. Dynavax shall deduct or withhold from such payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding anything to the contrary in the foregoing, if Vaxart is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, then Vaxart may deliver to Dynavax or the appropriate Governmental Authority (with the assistance of Dynavax to the extent reasonably required and expressly requested by Vaxart in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Dynavax of its obligation to withhold such tax and Dynavax shall apply the reduced rate of withholding or dispense with withholding as the case may be, provided that Dynavax has received evidence, in a form satisfactory to Dynavax, of Vaxart’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time Payments are due. If, in accordance with the foregoing, Dynavax withholds any amounts of tax, then Dynavax shall pay to Vaxart the balance when due, make timely payment to the proper tax authority of the withheld amount and send to Vaxart proof of such payment within [***] following such payments.

8.4         Indirect Taxes. Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties. If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar tax (any such tax, an “Indirect Tax”) with respect to the work undertaken under this Agreement, then Dynavax agrees to pay that amount if specified in a valid invoice or supply exemption documentation. For avoidance of doubt, Vaxart will not be entitled to pass on to Dynavax, and Dynavax will not be obligated to pay or bear, any tax that is based on Vaxart’s real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to Vaxart’s engagement of employees or independent contractors or that Vaxart incurs upon subcontracting any work hereunder, in whole or in part, to any Affiliate or Third Party. Vaxart is solely responsible, to the extent required by Applicable Law, for identifying, billing, and collecting any Indirect Tax payable by Dynavax with respect to payments under this Agreement in all relevant federal, state, county, municipal and other taxing jurisdictions and for filing all required tax returns in a timely manner. To the extent that Vaxart does not provide Dynavax a valid invoice (i.e., an invoice compliant with this Agreement and the rules and regulations of the jurisdictions of both Vaxart and Dynavax, including separate identification of the tax where legally required), Vaxart shall be responsible for any penalty resulting directly from such noncompliance. The Parties will cooperate in good faith to minimize taxes to the extent legally permissible.

8.5         Records; Audits. Dynavax shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Vaxart to confirm the accuracy of all payments due hereunder, for at least three (3) full Calendar Years following the end of the Calendar Year to which they pertain. Vaxart shall have the right, once annually, to cause an independent, certified public accountant of international standing selected by Vaxart and reasonably acceptable to Dynavax to audit such records to confirm Net Sales, royalties, and the timing of achievement of Sales Milestone Events for a period covering not more than the preceding [***]. No Calendar Year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon no less than [***]’ prior written notice to Dynavax. The auditor will execute a reasonable written confidentiality agreement with Dynavax and will disclose to Vaxart only such information as is reasonably necessary to provide Vaxart with information regarding any discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Dynavax at the same time as it is sent to Vaxart. The report sent to both Parties will include the methodology and calculations used to determine the results. If such audit reveals that Dynavax has failed to accurately report information pursuant to Section 8.1 or to make any payment (or portion thereof) when due under this Agreement, then Dynavax, within [***] after receipt of the final audit report, shall pay to Vaxart any underpaid amounts due under this Agreement, together with interest on such underpaid or late amounts calculated in accordance with Section 8.6. Vaxart shall bear the full cost of such audit unless such audit discloses an underpayment by Dynavax of more than [***]% of the amount due for any Calendar Year under this Agreement, in which case Dynavax shall bear the full cost of such audit. If such audit discloses an overpayment by Dynavax, then Dynavax will deduct the amount of such overpayment from amounts otherwise owed to Vaxart under this Agreement.

8.6         Late Payments. In the event that any payment due under this Agreement (other than any portion thereof that is subject to a good faith dispute between the Parties during the pendency of dispute resolutions pursuant to Article 14) is not made when due, interest shall accrue on the late payment at a rate per month of [***]% or the maximum rate allowable by Applicable Law, whichever is lower, and shall be compounded monthly. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

9.         Intellectual Property

9.1         Ownership.

(a)         Inventorship. Inventorship of Inventions in the Territory shall be determined in accordance with U.S. patent laws; provided, however, that constructive reduction to practice through the mere filing or prosecution of a patent application shall not constitute inventorship or give rise to any ownership rights.

(b)         Ownership of Inventions. Vaxart shall solely own all Vaxart Inventions. Dynavax shall solely own all Dynavax Inventions. The Parties shall jointly own all Joint Inventions. Except to the extent Vaxart has granted Dynavax the License under Vaxart’s joint ownership interest in Joint Technology, and subject to Dynavax’s payment, reporting and accounting obligations with respect to Products under this Agreement, each Party shall have the right to practice and use, and to grant licenses under, such Party’s own joint ownership interest in Joint Technology without the other Party’s consent, and shall have no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting.

9.2         Patent Prosecution and Maintenance. For purposes of this Section 9.2, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall mean, with respect to a Patent Right, the preparation, filing, prosecution and maintenance (including payment of any patent annuity fees) of such Patent Right, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments and patent term extensions with respect to such Patent Rights, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent Right, and any appeals therefrom. For clarification, “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall not include any other enforcement actions taken with respect to a Patent Right.

(a)         Vaxart Patents and Joint Patents.

(i)         Vaxart Product-Specific Patents and Joint Patents.

(1)         Before Payment of Dynavax Election Payment. Prior to Dynavax’s payment to Vaxart of the Dynavax Election Payment, Vaxart shall have the sole right, and the obligation (except as expressly set forth below in this Section 9.2(a)(i)(1)), to prosecute and maintain Vaxart Product-Specific Patents and the first right but not the obligation to prosecute and maintain Joint Patents, in each case, by outside counsel selected by Vaxart and reasonably acceptable to Dynavax (and Dynavax hereby agrees that Vaxart’s outside counsel as of the Effective Date is acceptable to Dynavax), and Dynavax shall reimburse Vaxart for the reasonable and documented out-of-pocket costs incurred by it in such prosecution and maintenance within [***] of receipt of invoice from Vaxart. For clarity, Vaxart’s obligation to prosecute and maintain the Vaxart Product-Specific Patents under the preceding sentence shall not be construed to prohibit ordinary course prosecution actions, including amending, or agreeing to amend, the scope of a claim of a pending patent application within the Vaxart Product-Specific Patents, or filing a terminal disclaimer with respect to or abandoning a claim of a pending patent application within the Vaxart Product-Specific Patents in favor of a related claim contained in another patent application filed by Vaxart that would constitute a Vaxart Product-Specific Patent. Vaxart shall consult with Dynavax as to the prosecution and maintenance of Vaxart Product-Specific Patents and Joint Patents reasonably prior to any deadline or action with any patent office, shall furnish to Dynavax copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith Dynavax’s reasonable comments thereon. Vaxart shall keep Dynavax reasonably informed of progress with regard to the prosecution and maintenance of Vaxart Product-Specific Patents and Joint Patents and shall provide to Dynavax copies of all material patent office submissions within a reasonable amount of time following submission thereof by Vaxart. In the event that Vaxart desires to abandon or cease the prosecution or maintenance of any such Vaxart Product-Specific Patent or Joint Patent in any country, Vaxart shall provide reasonable prior written notice to Dynavax of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Vaxart Product-Specific Patent or Joint Patent in the relevant patent office). In such case, at Dynavax’s sole discretion, upon written notice to Vaxart, Dynavax may elect to assume responsibility for prosecution and maintenance of such Vaxart Product-Specific Patent or Joint Patent, at Dynavax’s sole cost and expense and by counsel of its own choice. For clarification, if a Vaxart Product-Specific Patent is licensed to Vaxart by a Third Party, Vaxart’s rights and obligation to prosecute and maintain such Vaxart Product-Specific Patent shall be subject to the applicable provisions of the applicable license agreement between Vaxart and such Third Party.

(2)         After Payment of Dynavax Election Payment. From and after Dynavax’s payment to Vaxart of the Dynavax Election Payment, Dynavax shall have the first right, but not the obligation, to prosecute and maintain Vaxart Product-Specific Patents and Joint Patents, at Dynavax’s sole cost and expense and by outside counsel selected by Dynavax and reasonably acceptable to Vaxart. Dynavax shall consult with Vaxart as to the prosecution and maintenance of the Vaxart Product-Specific Patents and Joint Patents reasonably prior to any deadline or action with any patent office, shall furnish to Vaxart copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith Vaxart’s reasonable comments thereon. Dynavax shall keep Vaxart reasonably informed of progress with regard to the prosecution and maintenance of the Vaxart Product-Specific Patents and Joint Patents and shall provide to Vaxart copies of all material patent office submissions within a reasonable amount of time following submission thereof by Dynavax. In the event that Dynavax desires to abandon or cease the prosecution or maintenance of any Vaxart Product-Specific Patent or Joint Patent in any country, Dynavax shall provide reasonable prior written notice to Vaxart of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Vaxart Product-Specific Patent or Joint Patent in the relevant patent office). In such case, at Vaxart’s sole discretion, upon written notice to Dynavax, Vaxart may elect to assume responsibility for prosecution and maintenance of, as applicable: (A) such Vaxart Product-Specific Patent, at Vaxart’s sole cost and expense and by counsel of its own choice, and such Vaxart Product-Specific Patent shall cease to constitute a “Vaxart Patent” for purposes of this Agreement, including the License granted to Dynavax hereunder; or (B) such Joint Patent, at Vaxart’s sole cost and expense and by counsel of its own choice. For clarification, if a Vaxart Product-Specific Patent is licensed to Vaxart by a Third Party, Dynavax’s rights to prosecute and maintain such Vaxart Product-Specific Patent shall be subject to the applicable provisions of the applicable license agreement between Vaxart and such Third Party.

(ii)         Other Vaxart Patents. Vaxart shall have the sole right, but not the obligation, to prosecute and maintain Vaxart Patents other than Vaxart Product-Specific Patents, at Vaxart’s sole cost and expense and by counsel selected by Vaxart.

(b)         Dynavax Patents. Dynavax shall have the sole right, but not the obligation, to prosecute and maintain Dynavax Patents, at Dynavax’s sole cost and expense and by counsel selected by Dynavax.

(c)         Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights pursuant to this Section 9.2. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 9.1(b), and Patent Rights Covering such Inventions, and to enable the applicable Party to apply for and to prosecute patent applications in any country as permitted by this Section 9.2, and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the prosecution and maintenance of any such patent applications.

9.3         Patent Enforcement.

(a)         Notice of Product Infringement. Each Party shall notify the other Party in writing within [***] (except as expressly set forth below) of becoming aware of any actual infringement or threat of infringement of any Vaxart Patent, Dynavax Patent or Joint Patent: (i) on account of a Third Party’s Manufacture, use or sale of a Third Party Competitive Product or a Biosimilar Product with respect to any Compound or Product; (ii) either, as applicable (1) a Party’s receipt of an application submitted to the FDA under subsection (k) of Section 351 of the Public Health Service Act (“PHSA”) or equivalent in any other jurisdiction pertaining to and naming a Product as a reference product (a “Biosimilar Application”) or otherwise becoming aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA); or (2) any certification filed in the U.S. under 21 U.S.C. § 355(b)(2) or 21 U.S.C. § 355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the U.S. or a comparable application for Marketing Approval under Applicable Law in any country other than the U.S.) or other Marketing Approval Application for a Third Party Competitive Product (a “Patent Certification”); or (iii) if any Vaxart Patent, Dynavax Patent or Joint Patent is challenged in any action or proceeding (other than any oppositions, cancellations, interferences, reissue proceedings or reexaminations, which are addressed above) as invalid or unenforceable (such infringements, Biosimilar Application filings, Patent Certifications and challenges described in clauses (i) through (iii), collectively, “Product Infringement” with respect to such Compound or Product); provided, however, that: (1) within [***] of receipt or becoming aware of any Biosimilar Application, such Party shall notify the other Party so that the other Party may seek permission to view the application and related confidential information from the filer of the Biosimilar Application under Section 351(l)(1)(B)(iii) of the PHSA or equivalent in any other jurisdiction; and (2) within [***] of receipt of any Patent Certification, such Party shall notify the other Party and provide the other Party with a copy thereof. Promptly following such notification, the Parties shall confer. As used in this Section 9.3(a), a “Third Party Competitive Product” shall mean any product of a Third Party that directly competes with a Product and is approved for at least one of the same indications as such Product.

(b)         Conduct of Patent Litigation Under the Biologics Price Competition and Innovation Act. Before Dynavax’s payment of the Dynavax Election Payment, Vaxart shall have the sole right, but not the obligation, to initiate an Infringement Action against the filer of the Biosimilar Application to enforce any Vaxart Patent or Joint Patent, including whether or not to utilize, in whole or in part, the procedures provided in Section 351 of the PHSA or equivalent in any other jurisdiction. After Dynavax’s payment of the Dynavax Election Payment, Dynavax shall have the sole right, but not the obligation, to initiate an Infringement Action against the filer of the Biosimilar Application to enforce any Vaxart Product-Specific Patent or Joint Patent, including whether or not to utilize, in whole or in part, the procedures provided in Section 351 of the PHSA or equivalent in any other jurisdiction. If Dynavax institutes any such Infringement Action to enforce any Vaxart Product-Specific Patent or Joint Patent, then Vaxart shall join as a party to such claim, suit or proceeding requiring it as a party at Dynavax’s sole cost and expense. With respect to a Vaxart Patent that is not a Vaxart Product-Specific Patent and to the extent the action is under this Section, Vaxart shall determine in its sole discretion whether any Infringement suit or other action shall be initiated shall have the sole right to initiate and undertake such action and other matters pertaining to such action.

(c)         Enforcement of Vaxart Product-Specific Patents and Joint Patents.

(i)         Before Payment of Dynavax Election Payment. Before Dynavax’s payment of the Dynavax Election Payment, Vaxart shall have the sole right to institute infringement suits or take other action under the Vaxart Product-Specific Patents and Joint Patents, in each case, to the extent the same is directed to a Product Infringement, including defense of a declaratory judgment action with respect to a potential Product Infringement, whether prior to or after the First Commercial Sale of such Product (each, an “Infringement Action”).

(ii)         After Payment of Dynavax Election Payment. After Dynavax’s payment of the Dynavax Election Payment, Dynavax shall have the first right to institute an Infringement Action under the Vaxart Product-Specific Patents and Joint Patents, in each case, to the extent the same is directed to a Product Infringement, and in each case, Dynavax shall have the right to institute such Infringement Action in the name of Vaxart or of Dynavax, or in the names of both of them. In the event that Dynavax institutes or undertakes an Infringement Action in accordance with Section 9.3(c)(ii), Vaxart shall cooperate fully with Dynavax in its efforts to protect such Patent Rights and shall agree to be a party in any suit, if required, in each case, with respect to such Infringement Action, in each case, at Dynavax’s sole expense. Further, Vaxart shall have a right, in Vaxart’s sole discretion and at Vaxart’s expense, to join or otherwise participate in such Infringement Action with legal counsel selected by Vaxart. Dynavax shall notify and keep Vaxart apprised in writing of such Infringement Action and shall consider and take into account Vaxart’s reasonable interests and requests regarding such Infringement Action. In the event that Dynavax does not institute or undertake an Infringement Action in accordance with Section 9.3(c)(ii) for a period of [***], or (if sooner) at least [***] prior to the last date such Infringement Action may be brought, Vaxart may institute or undertake and thereafter control such Infringement Action, subject to Dynavax’s prior written consent. In such event, Vaxart shall have the right, but not the obligation, to institute or undertake such suit or other appropriate Infringement Action in the name of Vaxart or of Dynavax or in the names of both of them. Dynavax shall cooperate fully with Vaxart in its efforts to protect such Patent Rights and shall agree to be a party in any suit, if required, in each case, with respect to such Infringement Action, in each case, at Vaxart’s sole expense.

(d)         Enforcement of Vaxart Patents (Other Than Vaxart Product-Specific Patents).

(i)         Vaxart shall have the first right to institute an Infringement Action directed to a Product Infringement of Vaxart Patents that are not Vaxart Product-Specific Patents, including defense of a declaratory judgment action with respect to a potential Product Infringement, and Vaxart shall have the right to institute such Infringement Action in the name of Vaxart or of Dynavax, or in the names of both of them. Dynavax shall cooperate fully with Vaxart in its efforts to protect such Patent Rights and shall agree to be a party in any such Infringement Action, if required, at Vaxart’s sole expense. Vaxart shall notify and keep Dynavax apprised in writing of such Infringement Action and shall consider and take into account Dynavax’s reasonable interests and requests regarding such action.

(ii)         In the event that Vaxart does not institute or undertake an Infringement Action directed to a Product Infringement of Vaxart Patents other than Vaxart Product-Specific Patents in accordance with Section 9.3(d)(i) for a period of [***], or (if sooner) at least [***] prior to the last date such action may be brought, then upon Vaxart’s written consent, which may be granted or withheld in Vaxart’s sole discretion, Dynavax may institute or undertake and thereafter control such action, in the name of Vaxart or of Dynavax or in the names of both of them; provided that Vaxart’s consent shall not be required if there is no Vaxart Product-Specific Patent Covering the Product in the country in which such Product Infringement is occurring. If Vaxart consents to such action, Dynavax shall cooperate fully with Vaxart in its efforts to protect such Patent Rights and shall agree to be a party in any suit, if required, at Dynavax’s sole expense.

(e)         Enforcement of Dynavax Patents. Dynavax shall have the sole right to institute an Infringement Action directed to a Product Infringement under the Dynavax Patents [***].

(f)         Cooperation. In the event a Party brings an Infringement Action in accordance with this Section 9.3 (such Party, the “Enforcing Party”), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. The Enforcing Party shall not enter into any settlement or compromise of any action under Section 9.3 that: (i) would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld; or (ii) would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Right Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.

(g)         Recoveries. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 9.3, whether by way of settlement or otherwise, shall first be used to reimburse the Enforcing Party for its documented, unreimbursed out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding and then, following payment in full of all such costs to the Enforcing Party, to reimburse the non-Enforcing Party for its documented, unreimbursed out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding. Any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties (“Remainder”) shall be retained by the Enforcing Party; provided, however, that:

(i)         any Remainder of a recovery realized by [***]; and

(ii)         any Remainder of a recovery realized by [***].

(h)         Other Enforcement. Vaxart shall have the sole right, in its sole discretion, to enforce any Vaxart Patent that is not a Vaxart Product-Specific Patent against any infringement that is not a Product Infringement, and to retain all related recoveries. Dynavax shall have the sole right, in its sole discretion, to enforce any Dynavax Patent against any infringement that is not a Product Infringement and to retain all related recoveries. If there is any infringement of any Joint Patent that is not a Product Infringement, then the Parties shall mutually agree in good faith on a case-by-case basis whether to jointly bring and control any action or proceeding to enforce such Joint Patent, or whether one Party will bring and control any action or proceeding to enforce such Joint Patent, and, in each case, how the costs and expenses of such action or proceeding, and any recovery from such action or proceeding, will be allocated between the Parties.

9.4         Patent Term Extension. Dynavax shall have the sole discretion, after consultation with Vaxart, to determine which Vaxart Product-Specific Patents, Dynavax Patents or Joint Patents, if any, are extended with respect to any Product pursuant to U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in other jurisdictions worldwide. Vaxart and Dynavax shall each cooperate and use reasonable efforts to gain any such patent term extension permitted under this Section 9.4. All filings for such extensions shall be made by the Party responsible for the prosecution of such Patent Rights. For clarity, and notwithstanding the foregoing or any other provision of this Agreement, Dynavax shall have no right to extend any Vaxart Patent that is not a Vaxart Product-Specific Patent with respect to a Product, and Vaxart shall have no obligation to allow, or consider allowing, any Vaxart Patent that is not a Vaxart Product-Specific Patent to be extended with respect to any Product.

9.5         Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that Manufacture, use or sale of Product infringes or may infringe the intellectual property rights of such Third Party. Vaxart shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Vaxart’s activities at its own expense and by counsel of its own choice, and Dynavax shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Dynavax shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Dynavax’s activities at its own expense and by counsel of its own choice, and Vaxart shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation under this Section 9.5 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

9.6         Patent Marking. Dynavax shall mark (or cause to be marked) Product marketed and sold hereunder with appropriate Vaxart Patent numbers or indicia to the extent required by Applicable Laws.

9.7         Trademarks. Dynavax shall have the sole and exclusive right to develop, clear, and select the Product Trademarks. As between the Parties, Dynavax shall own all rights in and to the Product Trademarks and shall register and maintain, in its sole discretion and at its own cost and expense, the Product Trademarks in the countries and regions in the Territory that it determines to be appropriate. Dynavax shall have the sole right, in its discretion and at its expense, to defend and enforce the Product Trademarks.

10.         Confidentiality

10.1         Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for [***] thereafter, a Party (the “Receiving Party”) receiving or otherwise in possession of (itself or through its Affiliates) Confidential Information of the other Party (the “Disclosing Party”) or its Affiliates shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any such Confidential Information. The Receiving Party may use Confidential Information only to the extent expressly authorized by, or required to accomplish the purposes of, this Agreement, including exercising its rights and performing its obligations under this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its, and its Affiliates’, employees, agents, consultants, advisors, contractors and other representatives (“Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information. All Data generated during the Development Program Term will be considered (i) prior to Dynavax’s payment to Vaxart of the Dynavax Election Payment, the Confidential Information of both Parties, (ii) following Dynavax’s payment to Vaxart of the Dynavax Election Payment, the Confidential Information of Dynavax, and (iii) following termination (but not expiration) of this Agreement, the Confidential Information of Vaxart.

10.2         Exceptions. Confidential Information shall not include any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party on a non-confidential basis by a Third Party, as a matter of right (i.e., without breaching any obligation such Third Party may have to the Disclosing Party); or (d) is independently discovered or developed by the Receiving Party, independently of the activities undertaken by the Receiving Party pursuant to this Agreement and without the use of, or reference to, the Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records. For purposes of clause (a) of this Section 10.2, no combination of elements within the Confidential Information shall be deemed to be generally known or available merely because the individual elements of such combination are generally known or available, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is generally known or available. In addition, no element within the Confidential Information shall be deemed to be generally known or available merely because it is embraced by more general information or data that is generally known or available.

10.3         Authorized Disclosure. The Receiving Party may disclose Confidential Information as expressly permitted by this Agreement, or if and to the extent such disclosure is necessary in the following instances:

(a)         filing or prosecuting Patent Rights as permitted by this Agreement;

(b)         enforcing such Party’s rights under this Agreement and performing its obligations under this Agreement;

(c)         prosecuting or defending litigation as permitted by this Agreement;

(d)         complying with applicable court orders or Applicable Laws, or the listing rules of any exchange on which such Party’s securities are traded;

(e)         in INDs, Marketing Approval Applications and other applications for Regulatory Approvals that the Receiving Party has the right to file, or holds, as expressly set forth in this Agreement;

(f)         disclosure to the Receiving Party’s Affiliates and, in the case of Dynavax, to Sublicensees and potential Sublicensees, and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential Sublicensee, or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 10; and

(g)         disclosure to potential Third Party investors or other financing sources in connection with due diligence or similar investigations by such Third Parties or in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 10.3(c) or 10.3(d), it will, except where impracticable or legally impermissible, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information. Disclosure by the Receiving Party of Confidential Information in accordance with any of the foregoing provisions of this Section 10.3 shall not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 10.3, such information becomes generally known or available.

10.4         Confidentiality of this Agreement. Except as otherwise provided in this Article 10, each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are otherwise made public as contemplated by Section 10.5 or to the extent such disclosure is permitted under Section 10.3.

10.5         Public Announcements.

(a)         No public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by either Party or its Affiliates, except as may be required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)), judicial order, or stock exchange or quotation system rule, without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make a voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time (which in no event shall be less than [***]) prior to public release to allow the other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications required to be made by law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 10.5(a); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

(b)         Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 10.5(a) or as permitted by Section 10.3; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 10.5(a) or as permitted by Section 10.3 or (B) non‑public information about the other Party.

(c)         The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded, and neither Party shall make any such filing unless the Parties have mutually agreed upon the provisions to be redacted (such agreement not to be unreasonably withheld). Each Party shall use reasonable efforts to seek and obtain confidential treatment for the provisions of this Agreement that the Parties mutually agree to redact from such filing; provided that each Party shall ultimately retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Except as expressly set forth in this Article 10, neither Party (or its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.

10.6         Publication. Dynavax shall be entitled to publicly present or publish results of studies, including those carried out under the Development Program, with respect to the Compounds and Products, in its sole discretion, subject to the remainder of this Section 10.6. Dynavax will deliver a complete draft of any such proposed publication that describes the Vaxart Platform or Vaxart Technology at least [***] (or the maximum period between the completion of data collection and the deadline for submission, if less than [***]) before submitting the material to a publisher or initiating any other release. Vaxart will review any such material and give its comments to Dynavax as quickly as possible, and no later than [***] after the delivery of such draft to Vaxart. Upon reasonable request by Vaxart, Dynavax shall (a) [***], and (b) delay any submission or release for a period of up to an additional [***] (or the maximum period prior to a submission deadline, if less than [***]) to permit Vaxart to prepare and file, or have prepared and filed, any patent applications for any inventions as contemplated under this Agreement. Dynavax will ascribe authorship of any proposed publication and acknowledge the contributions of Vaxart using accepted standards used in peer-reviewed, academic journals at the time of the proposed publication. For the avoidance of doubt, Vaxart may not make any public presentations or publications of the Vaxart Technology that reference Compounds or Products without the prior review and written consent of Dynavax. Each Party recognizes that the publication of papers regarding results of and other information regarding Products, including oral presentations and abstracts, may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect Confidential Information. Accordingly (i) with respect to activities conducted prior to delivery of an Election to Proceed Notice, publications [***], and [***] shall have the right to review and comment on any material proposed for disclosure or publication by [***], such as by oral presentation, manuscript or abstract, relating to the Development or Manufacture of Compounds, and (ii) with respect to activities conducted following delivery of an Election to Proceed Notice, [***]. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), and subject to the foregoing, [***] shall deliver a complete copy of such material proposed for publication to [***] at least [***] prior to submitting the material to a publisher or initiating such other disclosure, and [***] shall review any such material and give its comments to [***]. With respect to oral presentation materials and abstracts, [***] shall deliver a complete copy of such material or abstracts proposed for publication to [***] at least [***] prior to the anticipated date of the submission or presentation, and [***] shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to [***] with appropriate comments, if any, but in no event later than [***] from the date of delivery to [***]. The [***] shall comply with [***]’s request to delete references to [***]’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional [***] for the purpose of preparing and filing appropriate patent applications.

11.         Representations and Warranties

11.1         Mutual Representations and Warranties. Each of Dynavax and Vaxart represent and warrant to the other Party, as of the Effective Date, that:

(a)         it is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates or Third Parties) to enable it to perform its obligations under this Agreement;

(b)         it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

(c)         this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (i) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Laws; or (ii) require any consent or approval of its stockholders or similar corporate action (or, if any such consent or approval is required, it has already been obtained by such Party).

11.2         Vaxart Representations and Warranties. Vaxart hereby represents and warrants to Dynavax, as of [***]:

(a)         Exhibit A attached hereto contains a true and complete list of the existing Vaxart Patents as of the Effective Date (the “Existing Vaxart Patents”), but, for clarity, Exhibit A need not include any patent application that has been abandoned, finally rejected or expired;

(b)         Exhibit B attached hereto contains a true and complete list of the existing Vaxart Product-Specific Patents as of the Effective Date (the “Existing Vaxart Product-Specific Patents”), but, for clarity, Exhibit B need not include any patent application that has been abandoned, finally rejected or expired;

(c)         All Existing Vaxart Patents are: (i) to the extent issued, subsisting and, to Vaxart’s knowledge, not invalid or unenforceable, in whole or in part, or confer a valid right to claim priority thereto; and (ii) solely and exclusively owned by Vaxart, free of any encumbrance, lien or claim of ownership by any Third Party, other than non-exclusive licenses granted to service providers in the ordinary course of business. All Existing Vaxart Patents are (A) to the extent subject to a pending application for issuance, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Law, and Vaxart and its Affiliates have presented all required references, documents and information to the relevant patent examiner at the relevant patent office; and (B) filed and maintained properly and correctly, and all fees applicable thereto have been paid on or before any final due date for payment, except, in each case, as would not reasonably be expected to have a material adverse effect on the Existing Vaxart Patents;

(d)         Vaxart has not assigned, transferred, conveyed or granted any license or other rights under the Vaxart Technology that would conflict with or limit the scope of any of the rights or licenses granted to Dynavax hereunder or Vaxart’s performance of its obligations hereunder;

(e)         all of Vaxart’s rights, title, and interests to the Vaxart Technology are free of any lien or security interest;

(f)         Vaxart has not granted to any Third Party or Affiliate any license, or option or other right to obtain a license, to Develop or Commercialize any Compound or Product in the Field in the Territory, other than to Third Party contractors for the purpose of performing Development or Manufacturing activities on Vaxart’s behalf;

(g)         neither Vaxart nor any of its Affiliates has been a party to any, and is not a party to any pending, litigation, and Vaxart has not received written notice of any threatened claims or litigation, in each case, seeking to invalidate or otherwise challenge the enforceability of the claims of the issued patents within the Vaxart Patents;

(h)         neither Vaxart nor any of its Affiliates has been a party to any, and is not a party to any pending, litigation, and Vaxart has not received written notice from any Third Party, in each case, claiming that the Manufacture, use, sale, offer for sale or import of any Compound or Vaxart’s practice of the Vaxart Technology infringes or would infringe the patent or other intellectual property rights of any Third Party;

(i)         to Vaxart’s knowledge as of the Effective Date, no Third Party is infringing or misappropriating, or threatening to infringe or misappropriate, the Vaxart Technology;

(j)         all fees required to be paid by Vaxart in any jurisdiction where a Vaxart Patent has issued in order to maintain such Vaxart Patent in such jurisdiction have been timely paid and the Vaxart Patents that have issued are subsisting and, to Vaxart’s knowledge, valid and enforceable;

(k)         Vaxart has obtained, or caused all Affiliates of Vaxart, as applicable, to obtain, assignments from the inventors of any Vaxart Technology who were employees of Vaxart or any Affiliate of Vaxart at the time of the invention, of all inventorship rights to such Vaxart Technology, and all such assignments are valid and enforceable;

(l)         all tangible or recorded information and data provided by or on behalf of Vaxart to Dynavax related to Compounds on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Vaxart has not failed to disclose, or failed to cause to be disclosed, any such information or data related to Compounds in its possession and Control and that was generated or obtained on or before the Effective Date that would cause the information and data that has been disclosed to be misleading in any material respect;

(m)         neither Vaxart nor any of its Affiliates is a party to any legal action, suit or proceeding relating to the Vaxart Technology or any Compound or Product, and neither Vaxart nor any of its Affiliates has received written notice of any threatened legal action, suit or proceeding relating to the Vaxart Technology or any Compound or Product;

(n)         there are no claims, judgments, or settlements against or pending with respect to the Vaxart Technology, or amounts with respect thereto, owed by Vaxart or any Affiliate of Vaxart, and neither Vaxart nor any of its Affiliates has received written notice threatening any such claims;

(o)         neither Vaxart nor any of its Affiliates is or has been debarred or suspended under 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or is the subject of a conviction described in such section or any foreign equivalent thereof;

(p)         none of the Vaxart Technology is licensed to Vaxart or any Affiliate of Vaxart by a Third Party, and no Third Party has any rights, title or interests in or to, or any license under, any of the Vaxart Technology that would conflict with the rights and licenses granted to Dynavax hereunder;

(q)         [***]:

(i)         [***]:

(1)         [***]

(2)         [***]

(ii)         [***];

(r)        [***];

(s)        [***];

(t)         [***];

(u)         [***];

(v)         [***]; and

(w)         [***].

11.3         Dynavax Representations and Warranties. Dynavax represents and warrants to Vaxart, as of the Effective Date, that neither Dynavax nor any of its Affiliates has been debarred or suspended under 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or is the subject of a conviction described in such section or any foreign equivalent thereof.

11.4         Mutual Covenants. In addition to any covenants made by it elsewhere in this Agreement, each Party hereby covenants to the other Party that:

(a)         such Party will, and will ensure that its Affiliates and Third Party contractors, obtain written agreements from any and all Persons involved in or performing any Development Program Activities by or on behalf of such Party that assign, to the extent legally permissible (or exclusively license, with a right to grant sublicenses), such Persons’ rights, title and interests in and to any Inventions or other intellectual property developed or invented in the performance of such activities that specifically relate to the Compounds or Products, or their use, Manufacture or sale, to such Party prior to any such Person performing such activities; provided that if a Party engages a CRO or clinical trial site for the conduct of Clinical Trials of Compounds or Products hereunder, then the obligations regarding ownership of intellectual property, including Patent Rights, or of confidentiality and non-use of confidential information set forth in the agreement between such Party and such Person may be those customarily entered into with such a Third Party by such Party for the Development and Commercialization of its own valuable products.

(b)         such Party will not assign, in whole or in part, any of its rights, title or interests in and to the Vaxart Technology (in the case of Vaxart) or the Dynavax Technology (in the case of Dynavax); provided that such Party may assign all of its rights, title and interests in and to the Vaxart Technology (in the case of Vaxart) or the Dynavax Technology (in the case of Dynavax) to any permitted assignee of this Agreement as set forth in Section 15.6, if such Vaxart Technology (in the case of Vaxart) or Dynavax Technology (in the case of Dynavax) is assigned together to such assignee;

(c)         in the event that such Party becomes aware that it or any of its Affiliates has been debarred, suspended or is the subject of a conviction described in 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its actual knowledge, is threatened, relating to such debarment, suspension or conviction, such Party will immediately notify the other Party in writing, in which case the other Party may terminate this Agreement immediately upon written notice to the other Party;

(d)         in the event that such Party becomes aware that any Person that is performing activities hereunder on its behalf has been debarred, suspended or is the subject of a conviction described in 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its actual knowledge, is threatened, relating to such debarment, suspension or conviction, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to Product;

(e)         any payments made to health care practitioners (HCPs) under or in connection with this Agreement will be on arm’s length terms at no greater than fair market value;

(f)         neither such Party nor any of its Affiliates will, in connection with the exercise of such Party’s rights or performance of its obligations under this Agreement, directly or indirectly through Affiliates or Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement;

(g)         neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of Anti-Corruption Laws; and

(h)         such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of Anti-Corruption Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement.

11.5         Vaxart Covenants.

(a)         During the Term, Vaxart shall not grant any Third Party any license or other right with respect to any Compound, Product or Vaxart Technology in derogation of the licenses and rights expressly granted to Dynavax hereunder.

(b)         During the Term, Vaxart will not, and will cause all Affiliates of Vaxart not to incur or permit to exist, with respect to any Vaxart Technology, any lien, encumbrance, charge, security interest, mortgage, liability or other restriction (including in connection with any indebtedness) that would conflict with any of the rights or licenses granted to Dynavax hereunder, and without limiting the foregoing, in the event that Vaxart or any of its Affiliates incurs or permits to exist, with respect to its interest in any Vaxart Technology, any such lien or security interest, Vaxart shall cause the holder of such lien or security interest to enter into a non-disturbance or similar agreement with respect to such interest in such Vaxart Technology and this Agreement that provides it shall not disturb Dynavax’s interest in such Vaxart Technology in the event of foreclosure of such lien or security interest for so long as Dynavax is in compliance with the terms and conditions of this Agreement.

(c)         Vaxart will not [***], in a manner that would conflict with licenses and rights expressly granted to Dynavax under this Agreement or the obligations of Vaxart under this Agreement or materially adversely impact the rights and licenses granted to Dynavax under this Agreement.

(d)         [***].

(e)         [***].

(f)         [***].

(g)         [***] If Dynavax [***], Vaxart shall: [***]

(i)         as soon as practicable, but in any event within [***] after the end of each Calendar Quarter:

(1)         an unaudited balance sheet as of the end of such Calendar Quarter,

(2)         unaudited statements of income and cash flows for such Calendar Quarter,

(3)         an unaudited statement of stockholders’ equity for such period, and

(4)         a detailed trial balance as of the end of such Calendar Quarter, all prepared in accordance with applicable Accounting Standards, consistently applied, except that such financial statements may:

a.         be subject to year-end audit adjustments; and

b.         not contain all notes thereto that may be required in accordance with applicable Accounting Standards;

and thereafter shall promptly provide such other information as Dynavax may reasonably request;

(ii)         as soon as practicable, but in any event within [***] after the end of each Calendar Year:

(1)         an audited balance sheet as of the end of such Calendar Year;

(2)         audited statements of income and cash flows for such Calendar Year;

(3)         an audited statement of stockholders’ equity for such Calendar Year; and

(4)         a detailed trial balance as of the end of such Calendar Year, together with related footnotes all prepared in accordance with applicable Accounting Standards, consistently applied, and audited and certified by a nationally recognized independent public accounting firm;

(iii)         on or prior to [***] of each Calendar Year, Vaxart shall perform a 409A analysis of the fair value of Vaxart’s stock as of [***] of such year as prepared by an independent valuation expert; provided that if Vaxart has not performed such 409A analysis independent of this Agreement, Dynavax shall promptly reimburse Vaxart for its reasonable costs in performing (including engaging an outside firm to perform) such 409A analysis; and

(iv)         any other information or agreements requested by Dynavax and reasonably necessary for the purposes of its quarterly and annual financial statements.

11.6         Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.” EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. VAXART EXPRESSLY ACKNOWLEDGES AND AGREES THAT, DESPITE THE EFFORTS AND OBLIGATIONS REQUIRED BY THIS AGREEMENT, THE DEVELOPMENT MILESTONE EVENTS, THE REGULATORY MILESTONE EVENTS, THE SALES MILESTONE EVENTS, OR NET SALES OF PRODUCT MAY NOT BE ACHIEVED AND VAXART, IN THAT CASE, WOULD NOT BE ENTITLED TO RECEIVE THE DEVELOPMENT MILESTONE PAYMENTS, REGULATORY MILESTONE PAYMENTS, SALES MILESTONE PAYMENTS OR ROYALTIES, AS THE CASE MAY BE, CORRESPONDING TO SUCH UNACHIEVED EVENTS OR UNACHIEVED NET SALES, AS THE CASE MAY BE. IN ADDITION, EACH PARTY EXPRESSLY ACKNOWLEDGES THAT, DESPITE THE EFFORTS AND OBLIGATIONS REQUIRED BY THIS AGREEMENT, THE PARTIES MAY BE UNABLE TO MEET EXPECTED OR INTENDED TIMELINES FOR THE DEVELOPMENT OR COMMERCIALIZATION OF COMPOUNDS OR PRODUCTS.

11.7         Limitation of Liability. EXCEPT IN THE CASE OF BREACH OF ARTICLE 10, A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 13, OR A PARTY’S NEGLIGENCE, WILFUL MISCONDUCT OR FRAUD, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY LOST PROFITS OR REVENUE OF ANY KIND EVEN IF DEEMED DIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.         Term and Termination

12.1         Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to Section 11.4(c) or this Article 12, shall expire upon the expiration of the last-to-expire Royalty Term with respect to all Products in all countries.

12.2         Termination for Material Breach.

(a)         Either Party shall have the right to terminate this Agreement in its entirety (except as expressly set forth below in this Section 12.2(a) or in Section 12.2(b)) upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within [***] (or [***] with respect to any payment breach) after notice from the first Party requesting cure of the breach. Any such termination shall become effective at the end of such period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Section 12.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 14 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 14.

(b)         For clarity, in the event of material breach of this Agreement by Vaxart that is not cured within the applicable notice period set forth in Section 12.2(a), Dynavax, at its sole discretion, may either: (i) terminate this Agreement in accordance with Section 12.2(a) (in addition to pursuing any remedy that may be available to Dynavax at law or in equity as a result of Vaxart’s breach of this Agreement); or (ii) elect (A) not to terminate this Agreement, (B) to retain the License, subject to all terms and conditions of this Agreement, and (C) pursue any remedy that may be available to Dynavax at law or in equity as a result of Vaxart’s breach of this Agreement, without prejudice to Dynavax’s right to terminate this Agreement at a later date pursuant to Section 12.2(a) (for that uncured material breach or any other uncured material breach of this Agreement by Vaxart).

12.3         Termination for Bankruptcy. Either Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party becomes subject to an Insolvency Proceeding.

12.4         Termination for Failure to Deliver Election to Proceed Notice. Vaxart shall have the right to terminate this Agreement in its entirety upon written notice to Dynavax if Dynavax fails to deliver the Election to Proceed Notice to Vaxart in accordance with Section 4.7(b) prior to expiration of the Election Period.

12.5         Termination by Dynavax for Safety Concern. Dynavax may terminate this Agreement by written notice to Vaxart in the event that Dynavax determines, in its reasonable and good-faith judgment, that continued Development or Commercialization of a Product would be unethical or unreasonable due to a Material Safety Issue. Such termination shall be effective immediately upon Dynavax’s written notice to Vaxart.

12.6         Discretionary Termination by Dynavax. Dynavax may unilaterally terminate this Agreement for any reason upon [***]’ written notice to Vaxart.

12.7         Effect of Expiration or Termination.

(a)         Expiration. Upon expiration (but not earlier termination) of this Agreement pursuant to Section 12.1: (i) the License shall automatically become fully-paid, royalty-free, irrevocable and perpetual; and (ii) all other rights and obligations of the Parties under this Agreement shall terminate, except as provided in Section 12.8.

(b)         Termination by Dynavax Pursuant to Section 12.2(a) or 12.5. Solely in the event of termination of this Agreement by Dynavax pursuant to Section 12.2(a) or Section 12.5: (i) the License shall automatically terminate and revert to Vaxart; and (ii) all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.7 or in Section 12.8.

(c)         Termination by Vaxart Pursuant to Section 12.2(a) or 12.4 or by Dynavax Pursuant to Section 12.6. Solely in the event of termination of this Agreement by Vaxart pursuant to Section 12.2(a) or Section 12.4, or termination of this Agreement by Dynavax pursuant to Section 12.6, the following provisions shall apply:

(i)         [***], the License shall automatically terminate and revert to Vaxart, except that the License shall survive on a non‑exclusive basis solely for the purpose and duration of any wind-down activities to be conducted by Dynavax in accordance with the remainder of this Section 12.7(c);

(ii)         Dynavax shall take such actions as reasonably necessary to [***]; provided, however, that [***]; and provided, further, that [***];

(iii)         As promptly as practicable (and in any event within [***]) after such termination, [***];

(iv)         Without limiting the generality of Section 12.7(c)(ii), at Vaxart’s request, Dynavax shall promptly transfer all safety data from Development or Commercialization of any Product in the possession or Control of Dynavax or its Affiliates to Vaxart, and Vaxart shall accept such transfer of such data. Vaxart shall assume all pharmacovigilance responsibility for such Products, including but not limited to serious adverse event and pregnancy reporting, in accordance with Applicable Law;

(v)         Dynavax shall, at Vaxart’s option, either: (i) promptly wind-down any ongoing Development activities with respect to a Compound or Product in the Field in the Territory in an orderly fashion; or (ii) promptly transition such activities to Vaxart or its designee, in which event Vaxart shall assume any and all liability for such activities arising after the completion of such transition; in either case (clause (i) or (ii)), with due regard for patient safety and in compliance with all Applicable Laws and international guidelines. In addition, Dynavax shall, as directed by Vaxart, assign to Vaxart or its designee any or all clinical trial agreements or commercial agreements with respect to Product (or to the extent not so assignable, take all reasonable actions to make available to Vaxart or its designee the benefits of such agreements);

(vi)         Dynavax shall reasonably cooperate, at Vaxart’s request and expense, with Vaxart and its designee(s) to facilitate a smooth, orderly and prompt transition of any or all ongoing Development and Manufacturing activities with respect to Product to Vaxart or its designee(s);

(vii)         Vaxart shall have the first right, but not the obligation, to prosecute and maintain all Joint Patents, at Vaxart’s sole expense and by counsel selected by Vaxart. In the event that, after the effective date of such termination, Vaxart desires to abandon or cease prosecution or maintenance of any Joint Patent, Vaxart shall provide written notice to Dynavax of such intention to abandon promptly after Vaxart makes such determination (which notice shall be given no later than [***] prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, Dynavax shall have the right, in its discretion, exercisable upon written notice to Vaxart, to assume responsibility for prosecution and maintenance of such Joint Patent, at its sole cost and expense and by counsel of its own choice. Dynavax will cooperate with Vaxart and provide Vaxart with reasonable assistance with such prosecution and maintenance activities with respect to Joint Patents;

(viii)         Vaxart shall have the first right, but not the obligation, to bring and control any action or proceeding to enforce any Joint Patent with respect to Product Infringement, at its own expense and by counsel of its own choice. If Vaxart fails to bring and control any such action or proceeding within (A) [***] following the notice of alleged infringement, or (B) [***] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, then Dynavax shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Vaxart shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a Party brings an infringement action in accordance with this paragraph, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. The Party that brings such infringement action shall not enter into any settlement or compromise of any action under this paragraph: (1) in a manner that would diminish the rights or interests of the other Party without the written consent of such other Party, which shall not be unreasonably withheld; or (2) that would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Right Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to this paragraph, whether by way of settlement or otherwise, shall first be used first to reimburse Party that brought and controlled such action or proceeding for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the Enforcing Party), and any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties, shall be retained by the Enforcing Party. In the case of infringement of a Joint Patent other than Product Infringement, the Parties shall mutually agree in good faith on a case-by-case basis whether to jointly bring and control any action or proceeding to enforce such Joint Patent, or whether one Party will bring and control any action or proceeding to enforce such Joint Patent, and, in each case, how the costs and expenses of such action or proceeding, and any recovery from such action or proceeding, will be allocated between the Parties;

(ix)         Dynavax shall assign to Vaxart all right, title and interest in and to all Product Trademarks for Products, including all trademark applications and registrations and all goodwill therein, and all Product Domain Names for Products. For clarity, Product Trademarks do not include the Dynavax Housemarks. Vaxart shall be solely responsible for all costs and expenses related to the assignments, including recordation of the same. For a period of up to [***] after the termination date, at Vaxart’s cost and expense, (1) Dynavax shall provide to Vaxart the necessary information to permit Vaxart to effect and perfect the transfer of the applications and registrations of the Product Trademarks and Product Domain Names and (2) Dynavax shall reasonably cooperate with Vaxart in executing appropriate documents to effectuate the transfer or assignment of the Product Trademarks and Product Domain Names that are in the name of Dynavax or any of its Affiliates. After such period, Dynavax shall have no further obligation with respect to the matters covered by this Section 12.7(c)(ix);

(x)         Subject to Section 12.7(c)(xi), Vaxart shall have the right, but not the obligation, to purchase from Dynavax any or all usable inventory of Compound and Product in Dynavax’s or its Affiliates’ possession as of the date of termination at a supply price equal to Dynavax’s reasonable internal and Third Party costs incurred in Manufacturing or acquisition of (and to the extent directly attributable to) such inventory, determined in accordance with Dynavax’s accounting policies that are in accordance with applicable Accounting Standards, consistently applied. Any packaging, transport, insurance and other costs relating to delivery shall be at Vaxart’s expense;

(xi)         Dynavax will have the right to sell or otherwise dispose of any inventory of any Product on hand at the time of such termination or in the process of Manufacturing for a period of [***] following the effective date of termination; provided that any revenue obtained from such disposal will be treated as Net Sales and the provisions of Article 7 will apply to such Net Sales; and

(xii)         Dynavax shall, at Vaxart’s request, use Commercially Reasonable Efforts (provided that, for clarity, such efforts shall not require Dynavax to make any payments unless Vaxart agrees in writing to reimburse Dynavax for such payments) to facilitate negotiations between Vaxart and any of Dynavax’s Third Party contractors performing any ongoing Development, Manufacturing, or Commercialization activities with respect to any Compound or Product, or, at Vaxart’s reasonable request, and to the extent permissible under any agreement between Dynavax and such Third Party subcontractor, provided that such agreement relates only to Compound or Product and subject to Vaxart’s agreement to bear any associated costs, assign such agreement related solely to Compound or Product to Vaxart.

12.8         Accrued Obligations; Survival. Neither expiration nor termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. The Parties’ rights and obligations under Article 1 (Definitions), Section 2.2 (Sublicenses, solely with respect to applicable licenses hereunder that survive expiration or termination of this Agreement), Section 2.5 (No Implied Licenses), Section 4.5(f) (Audits, to the extent necessary for a Party to comply with Applicable Law, or, in the case of Vaxart, to the extent necessary to exercise any licenses and rights granted to it under Section 12.7(c), if applicable), Section 4.8 (Records, to the extent necessary for a Party to comply with Applicable Law, or, in the case of Vaxart, to the extent necessary to exercise any licenses and rights granted to it under Section 12.7(c), if applicable), Section 5.5 (Records), Article 7 (Financial Terms, to the extent that any payment accrued prior to expiration or termination of this Agreement or accrues after termination of this Agreement pursuant to Section 12.7(c)(xi)), Article 8 (Payment; Reports; Audits, to the extent that any payment accrued prior to expiration or termination of this Agreement or accrues after termination of this Agreement pursuant to Section 12.7(c)(xi)), Section 9.1 (Ownership), Section 10.1 (Confidentiality), Section 10.2 (Exceptions), Section 10.3 (Authorized Disclosure), Section 10.4 (Confidentiality of this Agreement), Section 10.6 (Publication), Section 11.6 (Disclaimer), Section 11.7 (Limitation of Liability), Section 12.7 (Effect of Expiration or Termination), this Section 12.8 (Accrued Obligations; Survival), Article 13 (Indemnification), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous) of this Agreement shall survive expiration or termination of this Agreement.

13.         Indemnification

13.1         By Dynavax. Subject to Section 13.3, Dynavax will indemnify, defend and hold harmless Vaxart and its Affiliates and its and their respective directors, officers, employees and agents (each, a “Vaxart Indemnitee”) from and against any and all costs, fees, damages, liabilities, expenses or losses, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Vaxart Indemnitee may become subject as a result of any claim, demand, action or other proceeding, in each case, by any Third Party (“Claim”) to the extent such Losses arise directly or indirectly out of: (a) the practice by Dynavax or any of its Affiliates or Sublicensees of the License; (b) the Development, Manufacture or Commercialization of Compounds or Products by or on behalf of Dynavax or any of its Affiliates or Sublicensees; (c) the breach by Dynavax of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Dynavax herein); or (d) the negligence, willful misconduct, or fraud of any Dynavax Indemnitee (defined below), except, in each case (clauses (a)-(d)), to the extent such Losses result from the negligence, willful misconduct, or fraud of any Vaxart Indemnitee or the breach by Vaxart of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Vaxart herein).

13.2         By Vaxart. Subject to Section 13.3, Vaxart will indemnify, defend and hold harmless Dynavax and its Affiliates and its and their respective directors, officers, employees and agents (each, a “Dynavax Indemnitee”) from and against any and all Losses to which any Dynavax Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the Development, Manufacture or Commercialization of any Compounds or Products by or on behalf of Vaxart or any of its Affiliates or licensees or sublicensees prior to the Effective Date; (b) the breach by Vaxart of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Vaxart herein); (c) the negligence, willful misconduct or fraud of any Vaxart Indemnitee; or (d) in the event of termination of this Agreement, the Development, Manufacture or Commercialization of Compounds or Products by or on behalf of Vaxart or any of its Affiliates, licensees or sublicensees after such termination of this Agreement, except, in each case (clauses (a)-(d)), to the extent such Losses result from the negligence, willful misconduct, or fraud of any Dynavax Indemnitee or the breach by Dynavax of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Dynavax herein).

13.3         Procedure. In the event that a Party (the “Indemnified Party”) seeks indemnification under Section 13.1 or 13.2, the Indemnified Party shall: (a) inform the other Party (the “Indemnifying Party”) of a Claim [***] after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 13.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice); (b) permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration); and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. If the Indemnifying Party does not assume control of such defense within [***] after receiving notice of the Claim from the Indemnified Party, the Indemnified Party may control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable and documented costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within [***] after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

13.4         Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (and with respect to Dynavax, all such insurance may be self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and each Party will upon reasonable request from time-to-time provide the other Party with a certificate of insurance in that regard, along with any amendments and revisions thereto existing and relevant at the time of such request. Vaxart represents and warrants to Dynavax that, as of the Effective Date, Vaxart maintains the types and amounts of insurance covering its activities with respect to Compounds and Products specified in Exhibit F.

14.         Dispute Resolution

14.1         Exclusive Dispute Resolution Mechanism. The Parties agree that, except as expressly set forth in Article 3 or Section 4.9 or 14.4, the procedures set forth in this Article 14 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to, arising out of or in connection with this Agreement, including any Party’s rights or obligations hereunder or any questions regarding the formation, existence, validity, enforceability, performance, interpretation, tort, breach or termination hereof (collectively, “Disputes”) that cannot be resolved through good faith negotiation between the Parties.

14.2         Resolution by Senior Executives. In the event of any Dispute, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation. In the event that such Dispute is not resolved through such negotiation within [***] after either Party’s request, either Party may, by written notice to the other Party, refer the Dispute for attempted resolution by good faith negotiation between the Senior Executives within [***] after such notice is received. Except as set forth in Section 14.4, if any Dispute is not resolved by the Senior Executives within the above [***] period (or such other period of time as mutually agreed by the Senior Executives), either Party may, in its sole discretion, seek resolution of such Dispute in accordance with Section 14.3.

14.3         Arbitration.

(a)         With respect to any Disputes that are not resolved by the Senior Executives in accordance with Section 14.2, either Party shall have the right to submit the Dispute for resolution in arbitration administered by the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules (“AAA Rules”), except where they conflict with this Section 14.3, in which case this Section 14.3 shall control.

(b)         The arbitration shall be conducted in accordance with the AAA Rules by an arbitral tribunal of three (3) independent and impartial arbitrators; provided that: (i) no such arbitrator shall be current or former employee or director, or current stockholder, of either Party, any of their respective Affiliates or any Sublicensee; (ii) each arbitrator shall have experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries; and (iii) each arbitrator shall be a lawyer with at least [***]’ experience with a law firm or corporate law department of over [***] lawyers or who was a judge of a court of general jurisdiction. Each Party shall be entitled to nominate one arbitrator within [***] after the initiation of the arbitration. The other Party may object to the nomination on grounds of bias, lack of subject matter experience, or any other legitimate grounds. AAA will be the final decision maker if there is a dispute over the objection. Once the Party-nominated arbitrators are established, the two (2) Party-nominated arbitrators shall nominate a third arbitrator, who shall act as chairperson, within [***] after the appointment of the second arbitrator. If any of the three (3) arbitrators are not selected within the time period prescribed above, then the AAA shall appoint the arbitrators in accordance with the Rules. Each arbitrator shall abide by the Code of Ethics for Arbitrators in Commercial Disputes.

(c)         The seat, or legal place, of arbitration shall be New York, New York, and the language used in any such proceeding shall be English.

(d)         Any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et. seq.). The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery. The arbitral tribunal shall, in rendering an award, apply the substantive law of the State of New York, USA, without giving effect to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and without giving effect to any of its rules or laws relating to arbitration. The award shall include a written statement describing the essential findings and conclusions upon which the award is based, including the calculation of any damages awarded. The arbitral tribunal’s authority to award special, incidental, consequential or punitive damages or lost profits shall be subject to the limitation set forth in Section 11.7, except to the extent the substantive laws of the State of New York, USA, do not permit such limitation.

(e)         Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor the arbitral tribunal may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

(f)         The award rendered by the arbitral tribunal shall be final, binding and non‑appealable (subject only to the Parties’ right to request correction of any errors in computation, clerical or typographical errors, or other errors of a similar nature, and the arbitral tribunal’s right to make any such correction on its own initiative, in each case, in accordance with the AAA Rules), and judgment upon the award may be entered in any court of competent jurisdiction.

(g)         Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrators and the arbitration proceedings, including costs and expenses of translators for the arbitration proceedings; provided, however, that the arbitrators may exercise discretion to award arbitration costs and translation costs, excluding attorney’s fees, to the prevailing Party.

(h)         All activities undertaken by the arbitrator(s) or the Parties pursuant to this Section 14.3 shall be conducted subject to obligations of confidentiality and non-use no less restrictive than those set forth in Article 10. Further, the Parties acknowledge and agree that their respective conduct during the course of the arbitration, their respective statements and all information exchanged in connection with the arbitration, and the contents of the arbitration and any information produced thereunder is Confidential Information of the applicable Party and subject to the provisions of Article 10 (provided that, for clarity, disclosure by a Party is permitted to the extent permitted pursuant to Article 10, including in connection with actions to enforce or challenge an arbitral award as provided therein).

14.4         Injunctive Relief; Court Actions. Notwithstanding the foregoing in this Article 14, nothing contained in this Agreement shall in any way limit or preclude a Party from, at any time, seeking or obtaining equitable relief hereunder, whether preliminary or permanent, including a temporary or permanent restraining order, preliminary or permanent injunction, specific performance or any other form of equitable relief, from any court of competent jurisdiction if necessary to protect the interests of such Party. Either Party may apply to the arbitral tribunal for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Each Party agrees that any breach or threatened breach of Articles 9 or 10 may cause irreparable damage to other Party for which recovery of damages would be inadequate, and that such other Party shall be entitled to seek timely injunctive relief with respect to such breach, without the need to show irreparable harm or the inadequacy of monetary damages as a remedy, as well as any further relief that may be granted by a court of competent jurisdiction. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the scope, construction, validity, and enforceability of any patent, and no such claim shall be subject to arbitration pursuant to Section 14.3.

15.         Miscellaneous

15.1         Rights Upon Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted under or pursuant to this Agreement to Dynavax or Dynavax are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or other similar foreign laws. The Parties agree that the Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code (or any comparable provision of the laws applicable to bankruptcies or insolvencies), and other similar foreign laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the non‑debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and the same, which, if not already in the non‑debtor Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non‑debtor Party’s written request therefor, unless the debtor Party continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the debtor Party upon written request therefor by the non‑debtor Party. Whenever a debtor Party or any of its successors or assigns provides to the non-debtor Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.1, the non-debtor Party shall have the right to perform the debtor Party’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by such non-debtor Party shall release the debtor Party from liability resulting from rejection of the license or the failure to perform such obligations. Each Party acknowledges and agrees that the payments under Sections 7.4, 7.5 and 7.6 constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code.

15.2         Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

15.3         Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the Investment Agreements, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, other than the Investment Agreements. The Parties agree that the MNDA is hereby terminated, but each Party’s information that was the subject of confidentiality obligations under the MNDA shall been deemed to be Confidential Information of such Party under this Agreement. This Agreement may only be amended, modified or supplemented in a writing expressly stated for such purpose and signed by an authorized representative of each Party.

15.4         Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, employment, agency or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Neither Party (including any successor, assignee, transferee, or Affiliate of a Party) shall treat or report the relationship between the Parties arising under this Agreement as a partnership for U.S. tax purposes without the prior written consent of the other Party, unless required by Applicable Law.

15.5         Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by an authorized representative of such Party.

15.6         Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)         in connection with the transfer or sale of all or substantially all of such Party’s business related to the Compounds and Products to a Third Party, whether by merger, consolidation, sale of stock, sale of assets, operation of law or otherwise, subject, in the case of Vaxart, to Section 15.7; and

(b)         to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non‑assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.6. Any assignment not in accordance with this Agreement shall be void.

15.7         [***].

(a)         [***].

(b)         [***].

(c)         [***].

(d)         [***].

15.8         No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

15.9         Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if this original Agreement had been executed without the invalidated, unenforceable or illegal part.

15.10         Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; or (b) if delivered by overnight courier, the next Business Day the overnight courier regularly makes deliveries.

If to Dynavax:	Dynavax Technologies Corporation 2100 Powell Street, Suite 720 Emeryville, CA 94608 Attention: President Email: [***]

With a copy (which shall not constitute notice) to:	Dynavax Technologies Corporation 2100 Powell Street, Suite 720 Emeryville, CA 94608 Attention: General Counsel Email: legal@dynavax.com

If to Vaxart:	Vaxart, Inc. 170 Harbor Way, Suite 300 South San Francisco, CA 94080 Attention: [***], Chief Executive Officer; [***], General Counsel Email: [***]

With a copy (which shall not constitute notice) to:	Thompson Hine, LLP 300 Madison Ave., 27th Floor New York, NY 10017-6232 Attention: [***] Email: [***]

15.11         Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement if such failure is caused by reason of any event beyond such Party’s reasonable control including but not limited to acts of nature, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [***] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

15.12         Further Assurances. Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. Without limiting the generality of the foregoing, the Parties shall cooperate in good faith to obtain such acknowledgments, confirmations, authorizations, approvals, or consents from governmental agencies as may be reasonably necessary or appropriate to carry out such purposes and intent.

15.13         Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, paragraphs and exhibits hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The word “including” (and variations thereof) as used in this Agreement shall mean including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references in this Agreement to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. All references in this Agreement to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

15.14         Counterparts; Electronic Delivery. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

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In Witness Whereof, the Parties hereto have duly executed this Exclusive License and Collaboration Agreement as of the Effective Date.

Vaxart, Inc.	Dynavax Technologies Corporation

By: /s/ [***] Name: [***] Title: [***]	By: /s/ [***] Name: [***] Title: [***]

Exhibit A

Vaxart Patents as of the Effective Date

[***]

A-1

Exhibit B

Vaxart Product-Specific Patents as of the Effective Date

[***]

B-1

Exhibit C

Initial Development Plan

[***]

C-1

Exhibit D

Contents of EOP2 Data Package

[***]

D-1

Exhibit E

Pre-Approved CMOs and CROs

[***]

E-1

Exhibit F

Vaxart Insurance

[***]

F-1